                                                                EXHIBIT 10.23(a)


                          MERGER AND PURCHASE AGREEMENT

                          dated as of November 20, 1998

                                      among

                        UNION PACIFIC RESOURCES COMPANY,

                           UNION PACIFIC FUELS, INC.,

                        DUKE ENERGY FIELD SERVICES, INC.

                                       and

                              DEFS MERGER SUB CORP.



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                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
ARTICLE 1

         Definitions..............................................................................     1
         SECTION 1.01.  Definitions...............................................................     1

ARTICLE 2

         Merger; Purchase and Sale................................................................    12
         SECTION 2.01.  Merger....................................................................    12
         SECTION 2.02.  Purchase and Sale; Assumption of Liabilities..............................    13
         SECTION 2.03.  Closing...................................................................    13
         SECTION 2.04.  Purchase Price Calculations...............................................    14
         SECTION 2.05.  Adjustment of Gas Storage Inventory.......................................    15
         SECTION 2.06.  Assignment of Certain Rights..............................................    15
         SECTION 2.07.  Adjustment for Transaction Consummation...................................    16

ARTICLE 3

         Representations and Warranties of Seller.................................................    16

         A.       Representations and Warranties Relating to the Company..........................    16
         SECTION 3.01.  Corporate Existence and Power of the Company..............................    16
         SECTION 3.02.  Governmental Authorization................................................    16
         SECTION 3.03.  Non-contravention.........................................................    17
         SECTION 3.04.  Capitalization............................................................    17
         SECTION 3.05.  Financial Statements......................................................    18
         SECTION 3.06.  Absence of Certain Changes................................................    18
         SECTION 3.07.  Litigation................................................................    20
         SECTION 3.08.  Material Contracts........................................................    20
         SECTION 3.09.  Insurance.................................................................    20
         SECTION 3.10.  Compliance with Laws; No Defaults.........................................    21
         SECTION 3.11.  Environmental Matters.....................................................    22
         SECTION 3.12.  Employee Benefit Plans....................................................    22
         SECTION 3.13.  Taxes.....................................................................    23
         SECTION 3.14.  Assets Sufficient.........................................................    24
         SECTION 3.15.  Leased Equipment..........................................................    24
         SECTION 3.16.  Process Safety Management.................................................    24
         SECTION 3.17.  Royalties.................................................................    24
         SECTION 3.18.  Limitation of Representations and Warranties..............................    25


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
         B.       Representations and Warranties Relating to Seller...............................    25
         SECTION 3.19.  Existence of Seller; Authorization........................................    25
         SECTION 3.20.  Valid and Binding Agreement...............................................    25
         SECTION 3.21.  Non-contravention.........................................................    25
         SECTION 3.22.  Ownership.................................................................    25
         SECTION 3.23.  Finders' Fees.............................................................    26

ARTICLE 4

         Representations and Warranties of Buyer..................................................    26
         SECTION 4.01.  Organization, Existence and Authority.....................................    26
         SECTION 4.02.  Corporate Authorization...................................................    26
         SECTION 4.03.  Valid and Binding Agreement...............................................    26
         SECTION 4.04.  Governmental Authorization................................................    26
         SECTION 4.05.  Non-contravention.........................................................    27
         SECTION 4.06.  Finders' Fees.............................................................    27
         SECTION 4.07.  Financing.................................................................    27
         SECTION 4.08.  Purchase for Investment...................................................    27
         SECTION 4.09.  Litigation................................................................    27
         SECTION 4.10.  Due Diligence.............................................................    27

ARTICLE 5

         Covenants of Seller......................................................................    28
         SECTION 5.01.  Conduct of the Company....................................................    28
         SECTION 5.02.  Access to Information.....................................................    29
         SECTION 5.03.  Termination of Benefit Arrangements and Employee Plans....................    30
         SECTION 5.04.  Restructuring Activities..................................................    30
         SECTION 5.05.  Software..................................................................    30

ARTICLE 6

         Covenants of Buyer.......................................................................    30
         SECTION 6.01.  Access....................................................................    30
         SECTION 6.02.  Employment; Benefit Plans.................................................    31
         SECTION 6.03.  Indemnification and Insurance.............................................    32
         SECTION 6.04.  Dispositions of Certain Company Property..................................    33
         SECTION 6.05.  Use of Names; Removal.....................................................    33
         SECTION 6.06.  Guarantees................................................................    34
         SECTION 6.07.  Non-Solicitation of Key Employees.........................................    34


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

ARTICLE 7

         Covenants of Buyer and Seller............................................................    34
         SECTION 7.01.  Confidentiality...........................................................    34
         SECTION 7.02.  Reasonable Commercial Efforts.............................................    34
         SECTION 7.03.  Certain Filings...........................................................    35
         SECTION 7.04.  Public Announcements......................................................    35
         SECTION 7.05.  Process Safety Management.................................................    35
         SECTION 7.06.  Asbestos and NORM.........................................................    36
         SECTION 7.07.  Year 2000 Compliance......................................................    36
         SECTION 7.08.  Litigation Matters........................................................    37
         SECTION 7.09.  Transition Services.......................................................    38
         SECTION 7.10.  Amendment of Schedules....................................................    39

ARTICLE 8

         Environmental Matters....................................................................    39
         SECTION 8.01.  Environmental Review and Audit. ..........................................    39
         SECTION 8.02.  Environmental Defects.....................................................    40
         SECTION 8.03.  Waiver by Buyer...........................................................    41
         SECTION 8.04.  Termination...............................................................    41
         SECTION 8.05.  Environmental Arbitrator..................................................    42

ARTICLE 9

         Title Matters............................................................................    42
         SECTION 9.01.  Disclaimer of Warranties..................................................    42
         SECTION 9.02.  Buyer's Title Review......................................................    42
         SECTION 9.03.  Determination of Title Defects............................................    47
         SECTION 9.04.  No Duplication............................................................    47
         SECTION 9.05.  Deferred Claims and Disputes..............................................    48

ARTICLE 10

         Conditions to Closing....................................................................    48
         SECTION 10.01.  Conditions to Obligations of Buyer and Seller............................    48
         SECTION 10.02.  Conditions to Obligation of Buyer and Merger Sub.........................    49
         SECTION 10.03.  Conditions to Obligation of Seller and the Company.......................    50

ARTICLE 11

         Taxes; Covenants.........................................................................    51
         SECTION 11.01.  Code Section 338(h)(10) Election; Purchase Price Allocation..............    51

         SECTION 11.02.  Code Section 754 Election; Purchase Price Allocation.....................    52
         SECTION 11.03.  Transfer Taxes...........................................................    52
         SECTION 11.04.  Information..............................................................    52
         SECTION 11.05.  Tax Attributes...........................................................    53
         SECTION 11.06.  Indemnification..........................................................    53
         SECTION 11.07.  Procedures for Indemnification...........................................    55
         SECTION 11.08.  Proration of Taxable Income and Loss.....................................    55
         SECTION 11.09.  Filing Responsibility....................................................    55
         SECTION 11.10.  Tax Refunds and Tax Benefits.............................................    55
         SECTION 11.11.  Control of Tax Audits....................................................    55

ARTICLE 12

         Survival; Indemnification................................................................    57
         SECTION 12.01.  Survival.................................................................    57
         SECTION 12.02.  Indemnification..........................................................    57
         SECTION 12.03.  Procedures; Limitations..................................................    58
         SECTION 12.04.  Exclusive Remedy.........................................................    59

ARTICLE 13

         Termination..............................................................................    59
         SECTION 13.01.  Grounds for Termination..................................................    59
         SECTION 13.02.  Effect of Termination....................................................    60

ARTICLE 14

         Miscellaneous............................................................................    61
         SECTION 14.01.  Notices..................................................................    61
         SECTION 14.02.  Amendments; No Waivers...................................................    62
         SECTION 14.03.  Expenses.................................................................    62
         SECTION 14.04.  Successors and Assigns...................................................    62
         SECTION 14.05.  Governing Law............................................................    62
         SECTION 14.06.  Counterparts; Effectiveness..............................................    62
         SECTION 14.07.  Entire Agreement.........................................................    62
         SECTION 14.08.  Captions.................................................................    63
         SECTION 14.09.  Jurisdiction; Waiver of Jury Trial.......................................    63


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
         Exhibits & Schedules
         Exhibit A                          Property Schedule
         Exhibit B                          Restructuring Activities
         Exhibit C                          Knowledge Group
         Exhibit D                          Arbitration Procedures
         Exhibit E                          Form of Deed, Bill of Sale and Assignment
         Exhibit F                          Form of Release
         Exhibit G                          Form of Bill of Sale
         Exhibit H                          Form of SWAP Agreement
         Exhibit I                          Form of Option Agreement
         Schedule 1.01(1)                   Excluded Businesses and Assets
         Schedule 1.01(2)                   Marketing Contracts
         Schedule 1.01(3)                   Non-Operated Assets
         Schedule 1.01(4)                   Purchased Assets
         Schedule 3.02                      Seller's Required Consents
         Schedule 3.03                      Non-contravention
         Schedule 3.04(c)                   Capitalization
         Schedule 3.06                      Absence of Certain Changes
         Schedule 3.07                      Litigation
         Schedule 3.08                      Material Contracts Exceptions
         Schedule 3.09                      Insurance Matters
         Schedule 3.10                      Compliance with Laws; No Defaults
         Schedule 3.11                      Environmental Matters
         Schedule 3.12(a)                   Employee Plans
         Schedule 3.12(e)                   Benefit Arrangements
         Schedule 3.12(g)                   Collective Bargaining Agreement Employees
         Schedule 3.13                      Tax Matters
         Schedule 3.13(f)                   Tax Matters Partners
         Schedule 3.15                      Equipment Leases
         Schedule 3.16                      PSM Matters
         Schedule 4.04                      Buyer's Required Consents
         Schedule 5.01                      Conduct of Business
         Schedule 5.01(a)(ix)               Risk Management Positions
         Schedule 5.03                      Certain Benefit Plans
         Schedule 5.05                      Identified Software
         Schedule 6.02(a)                   Excluded Covered Employees
         Schedule 6.02(b)(i)                Severance Plan
         Schedule 6.02(b)(ii)               Vacation Plans
         Schedule 6.02(b)(iii)              Stay Bonuses
         Schedule 6.02(b)(iv)               Retention Bonuses
         Schedule 6.02(b)(v)                Sign On Bonuses
         Schedule 6.06                      Guarantees

         Schedule 6.07                      Identified Employees
         Schedule 7.08(a)                   Retained Litigation
         Schedule 7.08(d)                   Assumed Litigation
         Schedule 9.02(b)                   Purchase Price Allocation
         Schedule 11.05                     Depreciation Schedule
         Schedule 11.06(b)                  Identified Partnerships

                          MERGER AND PURCHASE AGREEMENT

         AGREEMENT dated as of November 20, 1998 among Union Pacific Resources Company, a Delaware corporation ("SELLER"), Union Pacific Fuels, Inc., a Delaware corporation and a wholly-owned subsidiary of Seller (the "COMPANY"), Duke Energy Field Services, Inc., a Colorado corporation ("BUYER"), and DEFS Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("MERGER SUB").

         The parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "ARBITRATION PROCEDURES" means the arbitration procedures set forth in Exhibit D attached to and made a part of this Agreement.

         "ASSETS" means the assets of the Company and the Subsidiaries and the Purchased Assets.

         "ASSUMED LIABILITIES" means those liabilities and obligations of Seller and its Affiliates (other than the Company and its Subsidiaries) to the extent the same arose out of the ownership or operation of the Purchased Assets, and which (i) are not liabilities or obligations retained by Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries) pursuant to the terms of this Agreement, or (ii) are not obligations for which Seller has agreed to indemnify any Buyer Indemnified Party pursuant to Section 12.02(a) during such period of indemnification.

         "BASE PURCHASE PRICE" means the sum of the Base Merger Price (as defined in the definition of Merger Price) and the Base Purchased Assets Purchase Price (as defined in the definition of Purchased Assets Purchase Price).

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, arrangement or policy or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, by the Company or the Subsidiaries or any of their respective ERISA Affiliates and (iii) covers any Covered Employee.

         "BUSINESS" means the gas gathering, processing, marketing, and pipeline businesses and assets of Seller, all of which (other than the Purchased Assets), pursuant to the Restructuring Activities, have been or will be prior to the Closing contributed to the Company and its Subsidiaries, but specifically excluding those businesses and assets of Seller and its Affiliates identified on
Schedule 1.01(1) hereto.

         "CHANGE OF CONTROL" with respect to a Person means:

         (a) any person or "group" (as determined in accordance with Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 or under any successor rule or regulation, being herein referred to as the "Regulation") shall have acquired "beneficial ownership" (as determined in accordance with such Regulation) of such Person's securities
                  (i) representing 25% or more of the combined voting power of such Person's then outstanding securities or (ii) having voting power sufficient to elect a majority of the board of directors or other similar governing body of such Person;

         (b) any statutory merger, consolidation or share exchange (other than a merger, consolidation or share exchange with an Affiliate of such Person) in which either (i) such Person is not the surviving corporation or (ii) such Person will be the surviving corporation and any outstanding shares of its common stock will be converted into shares of any other company (other than an Affiliate of such Person); or

         (c) such Person's stockholders (i) approve any plan or proposal for the disposition or other transfer of all or substantially all of the assets of such Person, whether by means of a merger, reorganization, liquidation or dissolution or otherwise, or (ii) dispose of, or become obligated to dispose of, 25% or more of the outstanding capital stock of such Person by tender offer or otherwise.

         "CLOSING DATE" means the date of the Closing.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK" means the common stock, par value $1.00 per share, of the Company.

         "DEFENSIBLE TITLE" means (a) with respect to the real property interests included in a Gas Plant Interest or Pipeline System Interest (whether the interests of the Company and its Affiliates are equal to or less than 100%), other than the Rights-of-Way associated with such Gas Plant or Pipeline System, title to such real property interests, whether held by the Company or one of its Affiliates or by a third Person for the benefit of the Company or one of its

Affiliates as a beneficial owner of such real property interests, that: (i) entitles the Company or such Affiliate to not less than the revenue interest set forth in the Property Schedule for such Gas Plant Interest or Pipeline System Interest, as the case may be; (ii) obligates the Company or one of its Affiliates to bear the costs and expenses relating to maintenance, feed stock, shrinkage and operation of the related Gas Plant or Pipeline System, as the case may be, in an amount not greater than the interest set forth in the Property Schedule for such Gas Plant Interest or Pipeline System Interest, as the case may be; and (iii) except for Permitted Encumbrances, is free of all Liens and
(b) with respect to the Rights-of-Way included in a Gas Plant Interest or Pipeline System Interest, title to such Rights-of-Way, whether held by the Company, an Affiliate of the Company or by a third Person for the benefit of the Company or one of its Affiliates as a beneficial owner of such Gas Plant Interest or Pipeline System Interest, that, except for Permitted Encumbrances, is free of all Liens.

         "EMPLOYEE PLAN" means any "employee benefit plan," as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or the Subsidiaries or any of their respective ERISA Affiliates and (iii) covers any Covered Employee.

         "ENVIRONMENTAL CONDITION" means (i) the existence of a Hazardous Substance in the soil or groundwater for which there is an obligation under applicable Environmental Law to engage in any removal or remediation or concerning which a governmental regulatory authority with jurisdiction over such matter has required remedial action under applicable Environmental Laws (for purpose of this Agreement, Hazardous Substance contamination at multiple sites at a given Gas Plant or Pipeline System involving the same contaminant(s) from similar causes shall be deemed to be a single Environmental Condition) or (ii) a violation of Environmental Law other than the existence of a Hazardous Substance as addressed in the preceding clause (i).

         "ENVIRONMENTAL DEFECT" means an Environmental Condition with respect to the Assets or the Business which is not set forth in Schedule 3.11; provided that, if the reasonably anticipated Remediation Amount with respect to such Environmental Condition is not in excess of $75,000, such Environmental Condition shall not constitute an Environmental Defect.

         "ENVIRONMENTAL LAWS" means all federal, state, and local laws, regulations, ordinances, rules and orders existing and in effect on the date hereof relating to the control of any pollutant or protection of the environment, including, without limitation, laws, regulations, ordinances, rules and orders relating to the emission, discharge, disposal, treatment, recycling, reclamation, permitting, manufacture, processing, distribution, generation, storage, transportation, release or threatened release of, or exposure of persons or property to, Hazardous Substances; provided, however, such term does not include laws, regulations, ordinances, rules and orders relating to the transportation, handling and distribution of products that include Hazardous Substances as constituents. Environmental Laws includes, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and the Oil Pollution Act of 1990, as amended.

         "ENVIRONMENTAL LIABILITIES" means all liabilities for which the Company or any of its Subsidiaries or, in the case of any Purchased Asset, the Purchased Asset Seller shall have any liability following the completion for the Restructuring Activities, which (i) arise under or relate to violations of Environmental Laws or arise in connection with or related to any matter disclosed or required to be disclosed in Schedule 3.11 and (ii) are attributable to actions occurring or conditions existing on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "EXAMINATION PERIOD" means the period commencing on the date of this Agreement and ending at 5:00 p.m., Central Standard Time, on the date which is ninety days after the date of this Agreement.

         "GAS PLANT" means each plant for the processing, separation or treatment of natural gas or casinghead gas that is described in the Property Schedule, including (i) any pipelines for gathering such gas described in the Property Schedule, (ii) any compressors used in connection with the gathering by the gatherer of such gas described in the Property Schedule and (iii) all fee interests, surface lease interests, easements and rights-of-way used in connection with such plant, compressors and pipelines (collectively, the "RIGHTS-OF-WAY" included in such Gas Plant).

         "GAS PLANT INTEREST" means, as to a particular Gas Plant or gathering system included in a Gas Plant, the undivided interest in such Gas Plant or gathering system as specified on the Property Schedule.

         "GAS STORAGE INVENTORY" means, (i) the dollar value of all physical gas of the Company and the Subsidiaries in storage (excluding pipeline imbalances and linefill) at Closing determined using the best available withdrawal schedule and applicable gas market prices plus (ii) the mark-to-market value at Closing of the financial hedges of the Company and the Subsidiaries related to such stored physical gas.

         "GOVERNMENTAL AUTHORITY" means (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

         "HAZARDOUS SUBSTANCES" means any toxic or otherwise hazardous substance, which is regulated under Environmental Laws, including, to the extent regulated, petroleum and its constituents and petroleum products.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "LAW" means any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "MANAGED PARTNERSHIPS" means those Partnerships for which Seller or one of its Affiliates is the tax matters partner.

         "MARKETING CONTRACTS" means those agreements between Seller (or one of its Affiliates) and the Company or a Subsidiary listed on Schedule 1.01(2) hereto.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries, or prior to the completion of the Restructuring Activities, the Business, taken as a whole, having a present value in excess of $10,000,000; provided that in determining whether there has been a Material Adverse Effect, the following matters will not be considered: (i) any changes in the pricing of products sold or purchased by the Company, its Subsidiaries, or the Business, (ii) any changes in drilling plans or programs by producers of gas gathered, processed or transported by the Company, its Subsidiaries or the Business, (iii) any changes in the financial condition of a customer or supplier of the Company its Subsidiaries or the Business or (iv) any changes in the national securities markets.

         "MERGER PRICE" means $1,082,823,000 (the "BASE MERGER PRICE"), plus (i) Estimated Gas Storage Inventory, plus (ii) the cost incurred subsequent to the date hereof and prior to the Closing of any capital expenditures (allocable to the Assets other than the Purchased Assets) mutually agreed by Buyer and Seller pursuant to Section 5.01(b), minus (iii) any adjustment related to Environmental Conditions (allocable to the Assets other than the Purchased Assets) effected prior to the Closing Date as contemplated by Section 8.02(c), minus (iv) any reductions on account of Title Defects with respect to any Asset other than any Purchased Asset pursuant to Section 9.02(e)(1)(ii), and minus (v) any reduction pursuant to Section 2.07(a).

         "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "NON-OPERATED ASSETS" means the assets identified on Schedule 1.01(3).

         "PARTNERSHIP" means any entity which is taxed for federal income tax purposes as a partnership in which the Company or any of its Subsidiaries has an interest immediately after the Closing.

         "PERMITTED ENCUMBRANCES" means any of the following matters:

                  (1) all agreements, instruments, documents, liens, encumbrances, and other matters which are described in any schedule or exhibit hereto;

                  (2) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance or operation of any of the Gas Plant Interests or Pipeline System Interests or for the purpose of gathering or processing natural gas or other hydrocarbons and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Gas Plant Interests or Pipeline System Interests or the gathering or processing of natural gas or other hydrocarbons, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith and, to the extent required in accordance with generally accepted accounting principles, for which adequate reserves have been established;

                  (3) any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and, to the extent required in accordance with generally accepted accounting principles, for which adequate reserves have been established;

                  (4) any liens or security interests created by Law or reserved in leases for rental or for compliance with the terms of any of the Gas Plant Interests or Pipeline System Interests;

                  (5) all Preference Rights and Transfer Requirements;

                  (6) consents to assignment from Governmental Authorities that may be required in connection with the assignment of any of the Gas Plant Interests or Pipeline System Interests or any interest therein;

                  (7) any easements, rights-of-way, servitudes, permits, licenses, leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the Company's or its applicable Affiliate's operation of the portion of the Gas Plant Interest or Pipeline System Interest burdened thereby;

                  (8) all agreements and obligations relating to imbalances with respect to the transportation or processing of natural gas or other hydrocarbons;

                  (9) all liens, charges, plat restrictions, or other encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any of the Gas Plant Interests or Pipeline System Interests which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Gas Plant Interest or Pipeline System Interest;

                  (10) any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article 9;

                  (11) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Gas Plant Interests or Pipeline System Interests and all applicable laws, rules, regulations and orders of such authorities and compliance therewith;

                  (12) the terms and conditions of all applicable tariff schedules, contracts and agreements relating to or affecting any of the Gas Plant Interests or the Pipeline System Interests, or the operation thereof, including, without limitation, construction and operating agreements, partnerships or other joint venture agreements, gas and natural gas liquids purchase and sales contracts, processing agreements, transportation and gathering agreements, fractionation agreements, and right-of-way agreements; and

                  (13) any agreement, contract, lease, instrument, encumbrance, permit, amendment, extension or other matter entered into by the Company or one of the Affiliates in accordance with Section 5.01.

         "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PIPELINE SYSTEM" means each pipeline system for the transportation of natural gas, residue gas and natural gas liquids described in the Property Schedule, including (i) any compressors and pump stations related thereto described in the Property Schedule and (ii) all fee interests, surface lease interests, easements and rights-of-way used in connection with such pipeline system (collectively also referred to as the "Rights-of-Way" included in such Pipeline System).

         "PIPELINE SYSTEM INTEREST" means, as to a particular Pipeline System, the undivided interest in such Pipeline System as specified on the Property Schedule.

         "PRE-CLOSING TAXES" means Taxes relating to any taxable period ending on or prior to the Closing Date, and, for any taxable period beginning before the Closing Date and ending after the Closing Date, Taxes relating to the portion of such taxable period up to and including the Closing Date.

         "PREFERENCE RIGHT" means any right or agreement that enables any Person to purchase or acquire any Gas Plant Interest or Pipeline System Interest or portion thereof as a result of or in connection with the sale, assignment, encumbrance or other transfer of such Gas Plant Interest or Pipeline System Interest or portion thereof.

         "PROPERTY SCHEDULE" means Exhibit A attached hereto and made a part of this Agreement.

         "PURCHASED ASSETS" means those assets of Seller and its Affiliates identified on Schedule 1.01(4) hereto.

         "PURCHASED ASSETS PURCHASE PRICE" means $267,177,000 (the "BASE PURCHASED ASSETS PURCHASE PRICE"), plus (i) the cost incurred subsequent to the date hereof and prior to the Closing of any capital expenditures (allocable to the Purchased Assets) mutually agreed by Buyer and Seller pursuant to Section 5.01(b), minus (ii) any adjustment related to Environmental Conditions (allocable to the Purchased Assets) effected prior to the Closing Date as contemplated by Section 8.02(c), and minus (iii) any reductions on account of Title Defects with respect to any Purchased Asset pursuant to Section 9.02(e)(1)(ii).

         "PURCHASE PRICE" means, collectively, the Merger Price and the Purchased Assets Purchase Price.

         "REGULATED ACTIVITY" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

         "RELEASE" means any discharge, emission or release, including a Release as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, at 42 U.S.C. Section 9601(22).

         "REMEDIAL ACTION" means any corrective, removal, response, construction, monitoring, closure, disposal or other remedial action.

         "REMEDIATION" means, with respect to an Environmental Condition, the implementation and completion of any Remedial Actions to industrial site standards required under Environmental Laws to monitor, correct or remove such Environmental Condition, or to satisfy remedial action requirements of a governmental regulatory authority with jurisdiction over the Remedial Action for the Environmental Condition; provided, however, that if, as of the Closing Date, it is reasonably foreseeable based on the law then in effect that the remedial action requirements of a governmental regulatory authority with jurisdiction over the Remedial Action at a site will be more stringent than industrial site standards determined as of the Closing Date, the Remediation shall require Remedial Action to such more stringent standards.

         "REMEDIATION AMOUNT" means, with respect to an Environmental Condition, the out-of-pocket, third-party cost of the most cost effective Remediation of such Environmental Condition.

         "RESTRUCTURING ACTIVITIES" means the corporate restructuring activities of Seller, the Company and the Subsidiaries and their respective Affiliates, which are described on Exhibit B hereto.

         "RIGHTS-OF-WAY" are defined in the definitions of Gas Plant and Pipeline System set forth in this Section 1.01.

         "SECTION 338(h)(10) ELECTION" shall have the meaning set forth in
Section 11.01 of this Agreement.

         "SELLER'S KNOWLEDGE" or "TO THE KNOWLEDGE OF SELLER" means the actual knowledge of those officers and employees of Seller, the Company or any Subsidiary of the Company identified on Exhibit C hereto.

         "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "TAXES" (and, with correlative meaning, "TAX") means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign) ("TAXING AUTHORITY"), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, or occupational imposition.

         "TAXING AUTHORITY" is defined in the definition of Taxes set forth in this Section 1.01.

         "TAX CLAIMS" shall mean any claims, actions, causes of action, liabilities, losses, damages, deficiencies, judgments, settlements, costs and expenses whatsoever (including reasonable out of pocket expenses and reasonable attorney's fees), whether or not resulting from third party claims, relating to Taxes,

         "TAX RETURN" shall mean any return, declaration, report, claim for refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

         "THIRD PARTY CLAIMS" shall mean any damages, penalties, fines, costs and expenses (including without limitation the cost of acquiring a Right-of-Way or a substitute therefor, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding), to the extent the same arise out of or result from any claim, demand or cause of action (or threatened cause of action) which (a) is at any time made, asserted or threatened against Buyer by a Person which is not Buyer or a Related Person and (b) has not been solicited or intentionally provoked by Buyer or a Related Person; provided that, "Third Party Claims" shall not include any consequential, indirect, exemplary or punitive damages (it being agreed that damages for any loss of profit, business interruption loss, or loss of business reputation or opportunities shall be considered "consequential damages" for purposes of this Agreement) incurred or suffered by Buyer (or a Related Person). The term "RELATED PERSON" shall mean any Affiliate of Buyer, any successor or assign of Buyer or any of its Affiliates, and any director, officer, employee, agent or representative of Buyer, any of its Affiliates, or any of its or their successors or assigns.

         "TITLE DEDUCTIBLE AMOUNT" means, as at a particular time, an amount equal to $10,000,000 minus the aggregate amount of the reductions thereto made prior to such time pursuant to Section 9.02(e).

         "TITLE IV PLAN" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV or ERISA.

         "TRANSFER" means any sale, contract to sell, assignment, lease, conveyance, alienation, transfer or other disposition, whether direct, indirect, voluntary, involuntary, by operation of law or otherwise, including without limitation any Change of Control with respect to the Company or any of the Subsidiaries.

         "TRANSFER REQUIREMENT" means any consent, approval, authorization or permit of, or filing with or notification to, any Person which must be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Gas Plant Interest or Pipeline System Interest.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

         TERM                                                        SECTION
         Assumed Litigation                                          7.08(d)
         Audit                                                       8.01(a)
         Buyer Indemnified Party                                     12.02(a)
         Buyer's Consultant                                          8.01(a)
         Buyer's Required Consents                                   4.04
         Certificate of Merger                                       2.01(c)
         Closing                                                     2.03
         Company Employees                                           6.02(a)
         Company Securities                                          3.04(b)
         Covered Employees                                           6.02(a)
         Damages                                                     12.02(a)
         Deferred Matters Date                                       8.02(d)
         Deferred Title Matters                                      9.05(a)
         Deferred Title Matters Date                                 9.05(a)
         DGCL                                                        2.01
         East Texas P & S Agreement                                  2.07
         Effective Time                                              2.03(c)
         Environmental Arbitrator                                    8.05
         Environmental Defect Amount                                 8.02(c)
         Environmental Defect Deductible                             8.02(c)
         Environmental Dispute                                       8.02(d)
         Environmental Notice                                        8.02(a)
         Estimated Gas Storage Inventory                             2.04(a)
         Final Gas Storage Inventory                                 2.05(a)
         Guarantees                                                  6.06
         Gas Storage Inventory Statement                             2.04(a)(1)
         Identified Employee                                         6.07
         Inventory Referee                                           2.03(a)(3)
         Indemnified Party                                           12.03
         Indemnifying Party                                          12.03
         Letter Agreement                                            5.02
         LIBOR                                                       2.05(b)
         Material Contracts                                          3.08
         Merger                                                      2.01(a)
         Merger Sub Stock                                            4.01
         NCU's                                                       7.07
         NOL                                                         11.05(b)
         NORM                                                        7.06
         Process Safety Management                                   3.16
         Prohibited Names and Marks                                  6.05
         Purchased Assets Buyer                                      2.02(a)
         Purchased Asset Seller                                      2.02(a)
         Retained Employees                                          6.02(a)

         TERM                                                        SECTION
         Rights Against Third Parties                                2.06
         Retained Litigation                                         7.08(a)
         Section 338(h)(10) Election                                 11.01
         Seller Indemnified Party                                    12.02(b)
         Seller's Required Approvals                                 3.03
         Seller's Required Consents                                  3.02
         September 1998 Balance Sheet                                3.05
         Shares                                                      3.04(a)
         Step-up                                                     11.06(b)(1)
         Subsidiary Securities                                       3.04(c)
         Surviving Corporation                                       2.01(b)
         Tax Audit                                                   11.11
         Title Arbitrator                                            9.05(b)
         Title Cure Deadline                                         9.02(c)
         Title Defect                                                9.03
         Title Defect Amount                                         9.02(d)
         Title Defect Property                                       9.02(c)
         Year 2000 Efforts                                           7.07
         Year 2000 Problems                                          7.07
         1997 Year End Balance Sheet                                 3.05


                                    ARTICLE 2

                            MERGER; PURCHASE AND SALE

         SECTION 2.01. MERGER. Subject to the terms and conditions hereof and in accordance with Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined),

         (a) Merger Sub, which was formed solely for purposes of effecting the Merger, shall be merged with and into the Company (the "MERGER") and the separate existence of Merger Sub shall cease;

         (b) the Company, as the surviving corporation (also referred to herein as the "SURVIVING CORPORATION"), shall: (i) be a wholly-owned subsidiary of Buyer, (ii) continue its corporate existence under the laws of the State of Delaware, (iii) change its present name to a name that does not include as a part thereof any of the names "Union Pacific", "Union Pacific Resources", "UPR" or "UP" and any variations and derivations thereof, and (iv) succeed to all rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the DGCL;

         (c) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, as amended pursuant to a certificate of merger filed with respect to the Merger (the "CERTIFICATE OF MERGER"), shall continue as the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the DGCL;

         (d) the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall continue as the By-laws of the Surviving Corporation until thereafter amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the DGCL;

         (e) Any Shares which are held in the Company's treasury immediately prior to the Effective Time shall be canceled;

         (f) Each share of Merger Sub Stock which is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one share of Common Stock of the Surviving Corporation; and

         (g) Each Share which is outstanding immediately prior to the Effective Time will be converted into, and become a right to receive, at the Effective Time, the amount determined by dividing the Merger Price by the number of Shares outstanding immediately before the Effective Time.

         SECTION 2.02. PURCHASE AND SALE; ASSUMPTION OF LIABILITIES. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Seller agrees to sell or to cause one of its Affiliates to sell (the Person so selling any Purchased Assets being referred to herein as a "PURCHASED ASSET SELLER" and all such Persons as the "PURCHASED ASSET SELLERS") to Buyer or one of its Affiliates (the Person so buying the Purchased Assets being referred to herein as the "PURCHASED ASSETS BUYER"), and Buyer agrees to purchase from the Purchased Asset Sellers or to cause the Purchased Assets Buyer to purchase the Purchased Assets.

         (b) On and subject to the terms and conditions of this Agreement, Buyer hereby agrees to assume and become responsible for all of the Assumed Liabilities at Closing.

         SECTION 2.03. CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Seller, 777 Main Street, Fort Worth, Texas on the first day of the month following the day that is no more than 10 business days following satisfaction of the conditions set forth in Article 10, or at such other time or place as Buyer and Seller may agree. At the Closing:

         (a) Buyer shall deliver to Seller an amount equal to the Purchase Price in immediately available funds by wire transfer to an account of Seller, which account has been designated by Seller, by notice to Buyer, not later than two business days prior to the Closing Date. The

Purchase Price shall be subject to adjustment following the Closing as provided in Section 2.04 and Articles 8 and 9.

         (b) The Purchased Asset Sellers shall deliver to the Purchased Assets Buyer a Deed, Bill of Sale and Assignment relating to the Purchased Assets substantially in the form of Exhibit E hereto.

         (c) The parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being referred to herein as the "EFFECTIVE TIME").

         (d) Buyer and Seller shall execute and deliver an option agreement substantially in the form of Exhibit I hereto.

         SECTION 2.04. PURCHASE PRICE CALCULATIONS. (a) No later than two days prior to the Closing Date, Buyer and Seller will agree in good faith on the Merger Price to be paid by Buyer at the Closing, which amount will reflect Seller's reasonable estimate of Gas Storage Inventory ("ESTIMATED GAS STORAGE INVENTORY"). If Buyer and Seller agree in writing that the Estimated Gas Storage Inventory is final and binding on all parties, then there will be no adjustment of Gas Storage Inventory after the Closing and Sections 2.04(a)(1)-(3) and 2.05 will have no force or effect. If Buyer and Seller do not so agree:

         (1) As promptly as practicable, but no later than 30 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a statement setting forth the Buyer's calculation of Gas Storage Inventory as of the close of business on the day immediately preceding the Closing Date ("GAS STORAGE INVENTORY STATEMENT") .

         (2) If Seller disagrees with Buyer's calculation of Gas Storage Inventory delivered pursuant to Section 2.04(a)(1), Seller may, within 15 days after delivery of the Gas Storage Inventory Statement, deliver a notice to Buyer disagreeing with the calculation of Gas Storage Inventory contained therein and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Gas Storage Inventory Statement and the calculation of Gas Storage Inventory delivered pursuant to Section 2.04(a)(1).

         (3) If a notice of disagreement shall be delivered pursuant to Section 2.04(a)(2), Seller and Buyer shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Gas Storage Inventory. If, during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young LLP (the "INVENTORY REFEREE"), promptly to review this Agreement and the disputed items or amounts in the Gas

Storage Inventory Statement as to which Seller has disagreed. Such Inventory Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be, subject to the provisions set forth in Section 2.05, final and binding upon Seller and Buyer. The cost of such review and report shall be borne equally by Seller and Buyer.

         (b) Buyer and Seller acknowledge that all matters relating to Preference Rights shall be handled in accordance with the understanding of the parties.

         SECTION 2.05. ADJUSTMENT OF GAS STORAGE INVENTORY. (a) If Final Gas Storage Inventory exceeds Estimated Gas Storage Inventory by more than $50,000, Buyer shall pay to Seller, in the manner, and with interest, as provided in
Section 2.05(b), the amount of such excess. If Final Gas Storage Inventory is less than Estimated Gas Storage Inventory by more than $50,000, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.05(b), the amount of such difference. For purposes of this Section 2.05, "FINAL GAS STORAGE INVENTORY" means Gas Storage Inventory (i) as set forth in the Gas Storage Inventory Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.04(a)(2); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Seller and Buyer pursuant to Section 2.04(a)(3) or (B) in the absence of such agreement, as shown in the calculation of the Inventory Referee delivered pursuant to Section 2.04(a)(3); provided that, in no event shall Final Gas Storage Inventory be less than the calculation of Gas Storage Inventory as set forth in the Gas Storage Inventory Statement or more than the calculation of Gas Storage Inventory delivered pursuant to Section 2.04(a)(2).

         (b) Any payment pursuant to Section 2.05(a) shall be made at a mutually convenient time and place within 10 days after Final Gas Storage Inventory has been determined as aforesaid by delivery by Buyer or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to Seller (or Buyer) or by causing such payments to be credited to such account as may be designated by Seller (or Buyer). The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the three months London Interbank Offered Rate of interest published in the Money Rates section of The Wall Street Journal on the Closing Date ("LIBOR"). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         SECTION 2.06. ASSIGNMENT OF CERTAIN RIGHTS. Seller and certain Affiliates of Seller (other than the Company and its Subsidiaries) may be the beneficiary of certain agreements with third parties (other than any Affiliate of Seller) relating to the Assets and the Business, including without limitation, representations and warranties under or pursuant to agreements pursuant to which Assets were acquired from any third parties (other than any Affiliate of Seller), confidentiality agreements with third parties (other than any Affiliate of Seller) in respect of the Assets and the Business (collectively, the "RIGHTS AGAINST THIRD PARTIES"). At the Closing, to the extent transferable, Seller shall, and to the extent that any Rights Against Third Parties are held by Affiliates of Seller (other than the Company and its Subsidiaries) and are not transferred to Buyer pursuant to the Deed, Bill of Sale and Assignment covering the Purchased Assets, Seller shall cause such Affiliates to, assign all of Seller's and such Affiliates' right, title and interest in and to such Rights Against Third Parties to Buyer with full rights of substitution and subrogation, without representations and warranties of any kind whatsoever.

         SECTION 2.07. ADJUSTMENT FOR TRANSACTION CONSUMMATION. (a) Reference is hereby made to that certain Purchase and Sales Agreement dated as of June 18, 1998 (the "EAST TEXAS P & S AGREEMENT"), by and among Seller, Union Pacific Intrastate Pipeline Company and Panola Pipe Line, Inc., as "Buyers," and HMB Corporation, Hugh M. Briggs Family Trust, et al, as "Sellers," relating to the acquisition by such Buyers of such Sellers' interests in the East Texas Plant, Carthage Hub, Panola Pipeline and San Jacinto Pipeline. The parties agree that if, for any reason, the transaction evidenced by the East Texas P & S Agreement is not consummated on or before the Closing Date, the Merger Price shall be reduced by $32,976,550.

         (b) If the transaction evidenced by the East Texas P & S Agreement (or any extension thereof or amendment thereto) is consummated prior to the third anniversary of the Closing Date, Buyer shall pay to Seller an amount equal to the reduction to the Merger Price effected pursuant to Section 2.07(a) above together with interest thereon from the Closing Date to the date of payment at LIBOR.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         A. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. Subject to
Section 3.18, 9.01 and Section 12.01, Seller hereby represents and warrants to Buyer as of the date hereof that:

         SECTION 3.01. CORPORATE EXISTENCE AND POWER OF THE COMPANY. The Company and each Subsidiary is a corporation (or partnership or limited liability company, in the case of non-corporate Subsidiaries) duly incorporated (or otherwise organized or formed, in the case of non-corporate Subsidiaries), validly existing and in good standing under the laws of the state of its incorporation (or organization or formation, in the case of non-corporate Subsidiaries), and has all corporate (or partnership or company, in the case of non-corporate Subsidiaries) powers required to carry on its business as now conducted. The Company and each Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary to the business of the Company or such Subsidiary. Seller has heretofore delivered to Buyer true and complete copies of the charter and bylaws of the Company and each of its Subsidiaries as currently in effect.

         SECTION 3.02. GOVERNMENTAL AUTHORIZATION. Except for those actions, filings, consents or approval described on Schedule 3.02 ("SELLER'S REQUIRED CONSENT") and except for such governmental or tribal consents or approvals customarily obtained after Closing, the execution, delivery and performance of this Agreement by Seller and the Company and the performance of the obligations of the Purchased Asset Sellers contemplated herein require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.

         SECTION 3.03. NON-CONTRAVENTION. Except as disclosed in Schedule 3.03, the execution, delivery and performance of this Agreement by Seller and the Company, or in the case of the Purchased Asset Sellers, the sale of the Purchased Assets to the Purchased Assets Buyer, do not and will not (i) contravene or conflict with the charter or bylaws of the Company or its corporate Subsidiaries or the comparable organizational documents with respect to non-corporate Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.02, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Purchased Asset Sellers, the Company or its Subsidiaries, (iii) require any consent, approval or other action by any Person (other than any governmental body, agency, official or authority and Preference Rights) ("SELLER'S REQUIRED APPROVALS") or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Purchased Asset Seller, the Company or its Subsidiaries or to a loss of any benefit to which any Purchased Asset Seller, the Company or its Subsidiaries is entitled under any provision of any material agreement, contract, indenture, lease or other instrument binding upon any Purchased Asset Seller, the Company or its Subsidiaries or any license, franchise, permit or other similar authorization held by any Purchased Asset Seller, the Company or its Subsidiaries or (iv) result in the creation or imposition of any Lien on the Purchased Assets or any asset of the Company or the Subsidiaries, except in any such case set forth in clause (iii) above as would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.04. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock (the "SHARES"). At the Closing, no capital stock of the Company other than the Shares will be outstanding. The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

         (b) Except for the Shares, at the Closing there will be outstanding no
(i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, and there is no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES").

         (c) Schedule 3.04(c) sets forth a list of all of the Subsidiaries of the Company upon completion of the Restructuring Activities. Except as set forth on Schedule 3.04(c), all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, have been duly authorized and validly issued and are fully paid and non-assessable, and are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (other than those created by this Agreement and restrictions on sales of stock under applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Securities or Subsidiary Securities.

         SECTION 3.05. FINANCIAL STATEMENTS. The audited combined statement of financial position of certain gathering and processing assets owned by Seller (together with its wholly owned subsidiaries) as of December 31, 1997 (the "1997 YEAR END BALANCE SHEET") and the related audited combined statements of income and cash flows for the year then ended previously delivered to Buyer fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position for the period then ended of the Business. The unaudited combined statement of financial position of the Business as of September 30, 1998 (the "SEPTEMBER 1998 BALANCE SHEET") and the related unaudited combined statements of income and cash flows for the nine months ended September 30, 1998 previously delivered to Buyer fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the financial position for the period then ended (subject to normal year-end adjustments and the omission of footnotes) of the Business. Except as reflected therein or specifically required by the terms of this Agreement, the September 1998 Balance Sheet has been prepared in a manner consistent with the 1997 Year End Balance Sheet.

         SECTION 3.06. ABSENCE OF CERTAIN CHANGES. Except to the extent permitted or required by Section 5.01 herein or as otherwise contemplated by this Agreement or disclosed in Schedule 3.06 hereto, since September 30, 1998, the business of the Company and its Subsidiaries, and prior to the completion of the Restructuring Activities, the Business, have been conducted in the ordinary course consistent with past practices and there has not been:

                  (i) any events, occurrences, developing or states or circumstances or facts which individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or the Subsidiaries, or any repurchase, redemption or other acquisition by the Company or the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or the Subsidiaries;

                  (iii) any amendment of any term of any outstanding security of the Company or the Subsidiaries;

                  (iv) any incurrence, assumption or guarantee by the Company or the Subsidiaries of any indebtedness for borrowed money other than guarantees by the Company of the obligations of a wholly-owned Subsidiary in the ordinary course of business; or, except as would not, in the aggregate, have a Material Adverse Effect, the incurrence of any liabilities or obligations (whether absolute, accrued, contingent or otherwise and including, without limitation, margin loans) of a nature required by generally accepted accounting principles to be reflected in the combined statement of financial position of the Business, other than those liabilities, obligations or contingencies which are accrued or reserved against 1997 Year End Balance Sheet or are reflected in the September 1998 Balance Sheet or which were incurred after September 30, 1998 in the ordinary course of business consistent with past practice;

                  (v) any transaction or commitment made, or any contract or agreement entered into, by the Company or the Subsidiaries that is material to the Company, the Subsidiaries and their businesses taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                  (vi) any commitments by the Company or the Subsidiaries to make material capital or other expenditures other than expenditures in the ordinary course of business consistent with past practices, but in any event not exceeding $250,000 per commitment;

                  (vii) any change in any method of accounting or accounting practice by the Company or the Subsidiaries;

                  (viii) any labor or employment dispute, other than routine individual grievances, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any Covered Employee;

                  (ix) any settlement of any claim, proceeding or litigation (other than with respect to the Retained Litigation) that resulted or is expected to result in a payment by the Company or the Subsidiaries of more than $250,000;

                  (x) any material change in any Employee Plan or Benefit Arrangement or the entering into of any employment agreement in any such case that is binding upon the Company or any of its Subsidiaries that is not terminable at will; or

                  (xi) any material change in the nature of the business conducted by the Company and the Subsidiaries (including conducting a retail business).

Notwithstanding the foregoing, to the extent that the representations and warranties contained in this Section 3.06 relate to the Non-Operated Assets, such representations and warranties are made solely to the knowledge of Seller.

         SECTION 3.07. LITIGATION. (a) Except as disclosed in Schedules 3.07, 7.08(a) or 7.08(d), there are no actions, suits, proceedings or arbitrations against the Company or any of the Subsidiaries or, in the case of a Purchased Asset, any Purchased Asset Seller, pending or, to the knowledge of Seller, threatened, before any arbitrator, court or other Governmental Authority, which, individually or in the aggregate, if decided adversely to the Company or such Subsidiary or, in the case of a Purchased Asset, any Purchased Asset Seller, could reasonably be expected to have a Material Adverse Effect or impair the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

         (b) Except as disclosed in Schedules 3.07, 7.08(a) or 7.08(d), none of the Purchased Asset Sellers, the Company nor any Subsidiary is contemplating any proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law. None of the Purchased Asset Sellers, the Company nor any Subsidiary is aware of any threatened involuntary bankruptcy proceeding that might be brought against it by a third party.

         SECTION 3.08. MATERIAL CONTRACTS. Except as disclosed on Schedule 3.08, all agreements, contracts or commitments to which the Company or the Subsidiaries are parties or which are included in the Purchased Assets or to which any of the Assets are subject (other than agreements, contracts or commitments relating to or evidencing title to any of the Assets) which involve gathering, processing, pipeline transportation, the sale or purchase of natural gas or natural gas liquids, or Gas Plant or Pipeline System operation or ownership and which either has a duration of one year or less and involve the payment or receipt of more than $500,000 or have a duration of longer than one year and involve the payment or receipt of more than $250,000 per year ("MATERIAL CONTRACTS") are valid and binding and in full force and effect as to a Purchased Asset Seller, the Company or one or more of the Subsidiaries, as the case may be, on the date of this Agreement. Except as disclosed on Schedule 3.08, none of the Purchased Asset Sellers, the Company, the Subsidiaries, as the case may be, nor, to the Seller's knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Material Contract. Notwithstanding the foregoing, to the extent that the representations and warranties contained in this Section 3.08 relate to the Non-Operated Assets, such representations and warranties are made solely to the knowledge of Seller.


         SECTION 3.09. INSURANCE. Except as disclosed on Schedule 3.09, there is no material claim by Seller or one of its Affiliates pending under any of the insurance policies and fidelity bonds maintained by Seller (or one of its Affiliates) covering the Assets as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all material insurance policies and fidelity bonds maintained by Seller (or one of its Affiliates) covering the Assets have been paid and Seller and its Affiliates have otherwise complied fully with the terms and conditions of all such policies and bonds. Except as disclosed on Schedule 3.09, to the knowledge of Seller , there has not been any threatened termination of any such policies or bonds as a result of the transactions contemplated hereby and as of the date of this Agreement, neither Seller nor any of its Affiliates has received any written notice of termination as to any such policies or bonds. Neither Seller nor any of its Affiliates will maintain any insurance policy or fidelity bond with respect to the Assets following the Closing.

         SECTION 3.10. COMPLIANCE WITH LAWS; NO DEFAULTS. Except as disclosed on
Schedule 3.10 hereto:

         (a) None of the Purchased Asset Sellers, with respect to the Purchased Assets, or the Company or the Subsidiaries is in violation of any applicable provisions of any laws, statutes, ordinances or regulations except for violations that have not had and would not reasonably be expected to have, individually or when aggregated with the failure(s), if any, referenced in
Section 3.16, a Material Adverse Effect. The Purchased Asset Sellers and the Company and the Subsidiaries have, or will have at Closing, all permits, licenses, certificates and similar governmental authorizations required in the case of the Purchased Asset Seller, to own and operate the Purchased Assets, and in the case of the Company and the Subsidiaries, to conduct their respective businesses in accordance with past practice except for such permits, licenses, certificates and authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) None of the Company or the Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under and, with respect to the Purchased Assets, none of the Purchased Asset Sellers is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company or the Subsidiaries is a party or by which the Company or the Subsidiaries or any material amount of their assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority, which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

         (c) This Section 3.10 does not relate to environmental matters (for which Section 3.11 is applicable) or matters relating to Process Safety Management (for which Section 3.16 is applicable).


         SECTION 3.11. ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have a Material Adverse Effect or as disclosed on Schedule 3.11, as of the date hereof, no written notice, notification, demand, request for information, citation, summons or complaint has been received or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Seller's knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation by the Company or the Subsidiaries, or, with respect to a Purchased Asset, such Affiliate of Seller that owns such Purchased Asset, of any Environmental Law or liability thereunder, (B) alleged failure by the Company or the Subsidiaries, or, with respect to a Purchased Asset, such Affiliate of Seller that owns such Purchased Asset, to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of their businesses, or (C) Release of Hazardous Substances by the Company or the Subsidiaries, or, with respect to a Purchased Asset, such Affiliate of Seller that owns such Purchased Asset.

         (b) Except as disclosed on Schedule 3.11, to Seller's knowledge, as of the date hereof, there are no Environmental Liabilities that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.12. EMPLOYEE BENEFIT PLANS. (a) Schedule 3.12(a) identifies each Employee Plan. Seller has furnished or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof.

         (b) No Employee Plan is a Multiemployer Plan.

         (c) None of Seller, the Company or any Subsidiary or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would become a liability of the Buyer or any of its ERISA Affiliates after the Closing Date.

         (d) Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

         (e) Schedule 3.12(e) identifies each Benefit Arrangement. Seller has furnished to Buyer copies or descriptions of each such Benefit Arrangement.

         (f) Except as set forth in Schedule 3.12(e), there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or the Subsidiaries that, individually or collectively, could give rise to a "parachute" payment (as defined in Section 280G of the Code).

         (g) Except as set forth on Schedule 3.12(g), none of the Covered Employees are covered by a collective bargaining agreement.

         SECTION 3.13.  TAXES.  Except as disclosed in Schedule 3.13:

         (a) (i) The Company, its Subsidiaries and the Managed Partnerships have filed or caused to be filed all Tax Returns, (ii) all such returns, reports and forms are true and correct in all material respects, (iii) all Taxes shown to be due on such returns, reports and forms have been paid in full or will be paid in full by the due date thereof and (iv) no tax liens have been filed and no claims are being asserted, in writing or otherwise with respect to any Taxes, except for liens for Taxes not yet due.

         (b) There are no audits or examinations in progress by any Taxing Authority with respect to the Company, its Subsidiaries or the Managed Partnerships. None of the Company, its Subsidiaries or the Managed Partnerships has received any written notice from any Taxing Authority of additional Taxes owed, adjustments being considered or audits to be commenced. There are no agreements or understandings between the Company, its Subsidiaries or the Managed Partnerships and any Taxing Authority, whether oral or written, with respect to the payment of any Taxes.

         (c) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any items of Tax of the Company, its Subsidiaries or the Managed Partnerships.

         (d) Seller, Company and its Subsidiaries are and will be members of an "affiliated group" within the meaning of Section 1504 of the Code as of the Closing Date.

         (e) None of the Company or its Subsidiaries is a party to any allocation or sharing agreement regarding Taxes with any person.

         (f) Schedule 3.13(f) sets forth the Tax Matters Partner of each Partnership.

         (g) Each Partnership is and has been since its date of inception properly treated as a partnership, and not as an association taxable as a corporation, pursuant to Section 7701 (a)(2) of the Code and any corresponding provision of state and local law and will be treated as a partnership for Tax purposes at all times from the date hereof through the Closing Date.

         (h) There are no agreements now, and there have been no agreements in the past, providing for allocation of income, losses or distributions of cash of any of the Partnerships other than as set forth in the current or former Partnership agreements of the Partnerships.

         (i) Seller is not a resident alien individual or foreign corporation within the meaning of Section 897 of the Code and Buyer is not required to withhold Tax on the Purchase Price by reason of Section 1445 of the Code or any other provision.

         (j) With respect to any property or related operations owned jointly with another party, the Seller or its Affiliates have jointly made a timely and effective election pursuant to Section 761(a) of the Code and Treasury Regulation Section 1.761-2(b) to be excluded from all subchapter K of the Code, and such election has not been modified, revoked or otherwise altered, and remains in effect. Such property or related operations are properly excluded from all subchapter K of the Code prior to and including the Closing Date. Neither Seller nor any of its Affiliates has taken or has been notified that it has taken any action inconsistent with such election

         SECTION 3.14. ASSETS SUFFICIENT. Immediately after the completion of the Restructuring Activities, the Assets shall include all assets, rights and interests owned by Seller or its Affiliates prior to completion of the Restructuring Activities which were used by Seller or its Affiliates in the conduct of the Business.

         SECTION 3.15. LEASED EQUIPMENT. Schedule 3.15 identifies (i) each lease of gas plant, pipeline or compressor used in the Business (other than those relating to any Non-Operated Assets) having a remaining term greater than 30 days and an annual lease payment in excess of $50,000; (ii) the amount of the annual lease payments in respect of each such lease and (iii) the remaining term of each such lease.

         SECTION 3.16. PROCESS SAFETY MANAGEMENT. In conducting the Business, Seller and its Affiliates have initiated and, to the extent required by Occupational Safety and Health Administration's Process Safety Management of Highly Hazardous Chemicals Standard (i.e., 29 CFR 1910.119) (collectively "PROCESS SAFETY MANAGEMENT") to be completed prior to the date hereof, completed, each item identified on Schedule 3.16 in respect of Process Safety Management, except where any failure or failures to do so would not reasonably be expected to have, individually or when aggregated with the violation(s), if any, of the laws, statutes, ordinances or regulations referenced in the first sentence of Section 3.10(a), a Material Adverse Effect. Notwithstanding the foregoing, to the extent that the representation and warranty contained in this
Section 3.16 relate to the Non-Operated Assets, such representation and warranty are made solely to the knowledge of Seller.

         SECTION 3.17. ROYALTIES. Neither the Company nor its Subsidiaries, nor with respect to the Purchased Assets, any Affiliate of Seller, are obligated to make oil and gas royalty payments as a part of the Business.

         SECTION 3.18. LIMITATION OF REPRESENTATIONS AND WARRANTIES. BUYER ACKNOWLEDGES THAT IF THE CLOSING IS CONSUMMATED, THE BUSINESS, ASSETS AND LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES AND THE PURCHASED ASSETS ARE BEING SOLD TO BUYER ON AN "AS IS, WHERE IS" BASIS, WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE FINANCIAL OR OIL AND GAS RESERVES, FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY, ITS SUBSIDIARIES AND THE PURCHASED ASSETS OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY, ITS SUBSIDIARIES AND THE PURCHASED ASSETS.

         B. REPRESENTATIONS AND WARRANTIES RELATING TO SELLER. Seller hereby makes the following representations and warranties to Buyer as of the date hereof:

         SECTION 3.19. EXISTENCE OF SELLER; AUTHORIZATION. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action.

         SECTION 3.20. VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 3.21. NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement do not and will not (i) in the case of Seller, contravene or conflict with its charter or bylaws or (ii) assuming compliance with the matters referred to in Section 3.02, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller.

         SECTION 3.22. OWNERSHIP. Seller is and will be at the Closing the record and beneficial owner of the Shares, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares)(other than those created by this Agreement and restrictions on sales of stock under applicable securities laws), and will transfer and deliver to Buyer at the Closing good and valid title to such Shares free and clear of any such Lien and free of any such limitation or restriction.

         SECTION 3.23. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company or the Subsidiaries who might be entitled to any fee or commission from Buyer, the Company or any Subsidiary or any of their respective Affiliates (other than Seller) in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Subject to Section 12.01, Buyer hereby represents and warrants to Seller as of the date hereof that:

         SECTION 4.01. ORGANIZATION, EXISTENCE AND AUTHORITY. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Merger Sub has authorized capital stock consisting of 1,000 shares of common stock, without par value per share ("MERGER SUB STOCK"), of which 1,000 shares are outstanding.

         SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Sub and have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub.

         SECTION 4.03. VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 4.04. GOVERNMENTAL AUTHORIZATION. Except for those actions, filings, consents or approval described on Schedule 4.04 ("BUYER'S REQUIRED CONSENTS") and except for such governmental or tribal consents or approvals customarily obtained after Closing, the execution, delivery and performance of this Agreement by Buyer and Merger Sub require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.

         SECTION 4.05. NON-CONTRAVENTION. The execution, delivery and performance by Buyer and Merger Sub of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of either Buyer or Merger Sub or (ii) assuming compliance with the matters referred to in
Section 4.04, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or Merger Sub.

         SECTION 4.06. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

         SECTION 4.07. FINANCING. Buyer has sufficient funds available to pay the Purchase Price.

         SECTION 4.08. PURCHASE FOR INVESTMENT. Buyer is acquiring the Company and its Subsidiaries and the Purchased Assets for investment for its own account and not with a view to, or for sale in connection with, any distribution of securities thereof.

         SECTION 4.09. LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or Merger Sub before any court or arbitrator or any Governmental Agency which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         SECTION 4.10. DUE DILIGENCE. (a) Buyer is an informed and sophisticated purchaser and is experienced in the evaluation and acquisition of companies such as the Company and the Subsidiaries and of assets such as the Purchased Assets. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent investigation of the Company and the Subsidiaries and the Purchased Assets as of this date and upon the representations and warranties and covenants in this Agreement (as limited by Sections 3.18, 9.01, 12.01 and 12.04).

         (b) Buyer acknowledges that Seller has made no representation or warranty as to the prospects, financial or otherwise, of the Company or the Subsidiaries, except as specifically provided in this Agreement, and that the Company and the Subsidiaries and the Purchased Assets are to be sold pursuant to this Agreement in an "AS IS" and "WHERE IS" condition. Buyer agrees to accept the Company and the Subsidiaries and the Purchased Assets as they exist on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller except as expressly set forth in this Agreement.

                                    ARTICLE 5

                               COVENANTS OF SELLER

         SECTION 5.01. CONDUCT OF THE COMPANY. (a) Except for the Restructuring Activities or as set forth on Schedule 5.01, from the date hereof until the Closing Date, Seller shall cause the Company and the Subsidiaries to conduct their business and, with respect to the Purchased Assets, shall cause the respective Purchased Asset Sellers to conduct their business, in the ordinary course consistent with past practice and to use their reasonable commercial efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, other than with respect to the Restructuring Activities, without the consent of Buyer, Seller will not permit the Company or any Subsidiary or, with respect to any Purchased Asset, such Affiliate of Seller that owns such Asset, to, and, with respect to clause (x) below, shall not and shall not permit any of its Affiliates to:

                  (i) adopt or propose any change in its charter or bylaws (or comparable organizational documents in the case of non-corporate Subsidiaries);

                  (ii) fail to operate the Assets in accordance with good industry practices and the Seller's existing operation and maintenance policies and programs;

                  (iii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person except pursuant to existing contracts or commitments;

                  (iv) declare or pay any dividends in respect of any Company Securities;

                  (v) sell, lease, license or otherwise dispose of any assets or property of the Company or any of its Subsidiaries, or any of the Purchased Assets except (A) the sale of inventory in the ordinary course of business consistent with past practice, (B) pursuant to those existing contracts or commitments described on Schedule 5.01, or (C) the sale of worn out, obsolete equipment or equipment not necessary in the ordinary operations of the Business in the ordinary course of business consistent with past practice; provided, however, that such sales described in clause (C) above shall not exceed $250,000 in the aggregate without Buyer's prior written consent;

                  (vi) enter into any Material Contract other than in the ordinary course of business consistent with past practice;

                  (vii) take any action that could reasonably be expected to cause the representations and warranties contained in Article 3 to be untrue, except as otherwise may be required by law;

                  (viii) agree or commit to do any of the foregoing;

                  (ix) transact, establish or otherwise commit to any gas purchase, gas sale, futures or derivative trade, hedge or other risk management position which changes the net open position summarized on
         Schedule 5.01(a)(ix) hereto. Without limiting the foregoing, any consummated new or renewed transactions that have a term extending beyond the Closing Date shall take into consideration gross margin, operating expenses and credit exposure, consistent with the current business practices of Seller and in no instances shall result in business with gross margin less than operating/servicing costs. Also without limiting the foregoing, the prior written approval of Buyer shall be required for any gas purchase, gas sale, futures or derivative trade, hedge or other risk management position which exceeds 7,300,000 MMBtu; or

                  (x) allocate any liability or obligation to the Company, any of its Subsidiaries or to the Assumed Liabilities which is not consistent with the allocation method used when allocating similar kinds of liabilities and obligations in preparing the September 1998 Balance Sheet.

Notwithstanding the foregoing, to the extent that the obligations of Seller contained in this Section 5.01 relate to the Non-Operated Assets, Seller shall only be required in respect of such obligations to use reasonable commercial efforts, it being acknowledged by the parties that Seller or its Affiliates may not have control over the actions of the operators of such Non-Operated Assets.

         (b) During the period from the date hereof until the Closing Date, Seller shall and shall cause its Subsidiaries to, make capital expenditures in and in respect of the Business consistent with Seller's 1998 and 1999 capital expenditure budgets for the Business, copies of which have been provided to Buyer. The Seller may notify Buyer of any capital expenditures that Seller is considering making after the date hereof and which Seller is not obligated to make pursuant to the first sentence of this Section 5.01(b), and request that such capital expenditure, if made, be included as an adjustment to the Purchase Price. Buyer will respond to Seller's request in a reasonable period of time. If Buyer elects not to have such capital expenditure included as an adjustment to the Purchase Price, Seller will have no obligation to make such capital expenditure.

         SECTION 5.02. ACCESS TO INFORMATION. From the date hereof until the Closing Date, Seller will (i) give, and will cause the Company or the Subsidiaries and, with respect to any Purchased Asset, the Purchased Asset Seller, to give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company or the Subsidiaries and to the books and records of Seller relating to the Company, the Subsidiaries or the Purchased Assets, (ii) furnish, and will cause the Company or the Subsidiaries to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information in Seller's possession which relates to the Company, the Subsidiaries or the Purchased Assets as such Persons may reasonably request, and (iii) instruct the employees and counsel of Seller or its Affiliates to cooperate with Buyer in its investigation of the Company, the Subsidiaries or the Purchased Assets. Notwithstanding the foregoing, Seller shall not be required to take any such actions to the extent doing so would violate any legal constraints or obligations or would result in the waiver of any attorney client privilege. All such access and information obtained by Buyer and its authorized representatives shall be subject to the terms and conditions of the letter agreement dated as of June 25, 1998 (the "LETTER AGREEMENT") between Buyer and the Company.

         SECTION 5.03. TERMINATION OF BENEFIT ARRANGEMENTS AND EMPLOYEE PLANS. On or prior to the Closing, and except for those Benefit Arrangements and Employee Plan liabilities described on Schedule 5.03 which shall be assumed by or remain an obligation of the Company following the Closing, Seller shall terminate or amend, if necessary, all of its Benefit Arrangements and Employee Plans in such a manner so that none of Buyer, the Company or any Subsidiary of the Company shall have any liability or obligation with respect to any such Benefits Arrangement or Employee Plan following the Closing.

         SECTION 5.04. RESTRUCTURING ACTIVITIES. Prior to Closing, Seller shall implement the Restructuring Activities as described on Exhibit B hereto.

         SECTION 5.05. SOFTWARE. Seller will and will cause its Affiliates to, before and, if necessary, after the Closing, pay all fees or take other actions as may be necessary to assign the software programs identified on Schedule 5.05 hereto to the Company.


                                    ARTICLE 6

                               COVENANTS OF BUYER

         SECTION 6.01. ACCESS. On and after the Closing Date, Buyer will and will cause the Company and the Subsidiaries and any of its other Affiliates to afford to Seller and their agents reasonable access to the properties, books, records, employees and auditors of the Company and its Subsidiaries or relating to the Purchased Assets to the extent necessary to permit Seller to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date. Notwithstanding the foregoing, Buyer shall not be required to take any such actions to the extent that doing so would violate any legal constraints or obligations. Seller will hold, and will use its reasonable commercial efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Subsidiary or the Purchased Assets provided to it pursuant to this Section. Any reasonable direct costs for retrieval or reproduction of records will be reimbursed by Seller.

         SECTION 6.02. EMPLOYMENT; BENEFIT PLANS. (a) Within 30 days after the date of this Agreement, Seller shall provide Buyer with a list of (i) all employees of the Company and its Subsidiaries and (ii) all employees of Seller or any of its ERISA Affiliates (other than the Company and its Subsidiaries) who work in the Business (collectively with respect to all such employees covered by clauses (i) and (ii) above, the "COVERED EMPLOYEES"; and with respect to those employees covered by clause (i) above, "COMPANY EMPLOYEES"), which list shall specify the job description, if available, job title and compensation payable to each such employee. Following the date of this Agreement and prior to the Closing, Buyer shall be permitted to interview the Covered Employees who are not listed on Schedule 6.02(a) hereto only for purposes of interviewing for employment and discussing with such Covered Employees the terms and conditions under which Buyer would be willing to employ such Covered Employees or have their employment with the Company or its Subsidiaries continue following the Closing. At least 10 days prior to the Closing, Buyer shall provide Seller with a list of the Covered Employees who are to be offered employment with Buyer (or one of its Affiliates) or continued employment with the Company or its Subsidiaries after the Closing and the terms and conditions (including compensation and benefits) of such new or continued employment. Seller shall, at or prior to Closing, cause the termination or transfer of all Company Employees who were not designated by Buyer as being offered continued employment or who did not accept prior to Closing any such offer of continued employment so that such employees are not, on the Closing Date, employees of the Company or any of its Subsidiaries, and Seller shall be solely liable for any and all severance or similar benefits payable to any Covered Employee who is terminated pursuant to this transaction prior to the Closing or who does not elect prior to the Closing to continue his or her employment with the Company or its Subsidiaries following the Closing on the terms and conditions offered by Buyer. Following the Closing, all Covered Employees who begin employment with Buyer (or one of its Affiliates) or continue their employment with the Company or its Subsidiaries ("RETAINED EMPLOYEES"), shall, subject to Section 6.02(b), be employed on the terms and conditions designated by Buyer in its initial offer to such employees as such terms and conditions may be amended or modified from time to time.

         (b) Notwithstanding the foregoing, Buyer agrees that Buyer shall provide the following benefits to all Retained Employees:

                  (i) In the event that Buyer terminates a Retained Employee within the first year after Closing under circumstances that would have entitled the Retained Employee to a severance benefit under the severance plan identified in Schedule 6.02(b)(i), Buyer will provide a severance payment to such terminated Retained Employee which is at least equal to that which would have been paid to such employee under the severance plan identified in Schedule 6.02(b)(i); provided however, that Buyer shall not provide an "Enhanced Severance Allowance" (as such term is defined in the plan identified in Schedule 6.02(b)(i)) benefit unless such terminated Retained Employee has executed a general release of claims against Seller and its Affiliates and Buyer and its Affiliates in substantially the form attached hereto as Exhibit F and such terminated Retained Employee has not effected a valid revocation of such release;

                  (ii) Retained Employees will be credited by Buyer with all earned but unused vacation time to which they would have been entitled under the plan listed in Schedule 6.02(b)(ii) during the year in which Closing occurs and thereafter, any service under such listed plans will be included for purposes of determining a Retained Employee's vacation benefit under any vacation benefit plan maintained by Buyer;

                  (iii) Buyer will provide a stay bonus to each Retained Employee identified in Schedule 6.02(b)(iii) in the amount specified therein, if the Retained Employee remains employed with Buyer until the earliest of (x) involuntary termination other than for cause, (y) the 120th day following Closing or (z) May 1, 1999;

                  (iv) Buyer will provide a retention bonus to each Retained Employee identified in Schedule 6.02(b)(iv) in the amount specified therein, if the Retained Employee remains employed with Buyer until the earliest of (x) involuntary termination other than for cause, (y) the 120th day following Closing or (z) April 1, 1999;

                  (v) Buyer will provide a sign on bonus to each Retained Employee identified in Schedule 6.02(b)(v) in the amount specified therein, if the Retained Employee remains employed with Buyer on the date set forth on Schedule 6.02(b)(v); and

                  (vi) Retained Employees will be immediately eligible to participate in Buyer's employee benefit plans for similarly situated employees of Buyer and its subsidiaries, including, without limitation, any and all pension benefit, medical, dental, life insurance, severance plan established after the date of this Agreement and short and long-term disability benefit plans, with, to the maximum extent permitted by law, full credit for all service with Seller or its Affiliates for benefit vesting (but not benefit accrual) purposes; provided, however, that employees who are eligible for the benefits described in Sections 6.02(b)(i), (iii), (iv) and (v) shall not be entitled to participate in any severance benefit or similar plan of Buyer until such time as such employee is no longer entitled to any such benefits from Seller (or its Affiliates).

         SECTION 6.03. INDEMNIFICATION AND INSURANCE. (a) Buyer agrees that all rights to indemnification and exculpation existing in favor of directors, officers, employees, fiduciaries and agents of the Company or the Subsidiaries who continue as such following the Closing, as provided in their respective charters or bylaws (or comparable organizational documents in the case of non-corporate Subsidiaries) in effect as of the date hereof with respect to the matters occurring prior to the Closing shall survive the Closing and shall continue in full force and effect for a period of not less than the applicable statute of limitations.

         (b) Buyer shall provide each individual who served as a director or officer of the Company or any of the Subsidiaries at anytime prior to the Closing Date and who continues as such after the Closing with liability insurance for a period of three years after the Closing Date no less favorable in coverage and amount than is provided to similarly situated directors or officers of Buyer.

         SECTION 6.04. DISPOSITIONS OF CERTAIN COMPANY PROPERTY. Except with respect to the Marketing Contracts which will be governed by the terms thereof, Buyer shall not and shall cause the Company and the Subsidiaries not to effect or permit a Transfer of any portion of or interest having a value in excess of $5,000,000 in any Gas Plant or Pipeline System used in the Business to perform its obligations under any gas processing agreement or gas gathering agreement to which Seller or an Affiliate of Seller is then a party, including without limitation the Buyer's, the Company's or any Subsidiary's interest in such gas processing agreement or gas gathering agreement to any Person unless such Person shall have executed and delivered to Seller an agreement in form satisfactory to Seller under which such Person shall have agreed to comply with the terms of this Section 6.04 with respect to any further Transfer of such portion of or interest in the Assets and either:

         (a) such Person's long term senior unsecured debt is either rated at least BBB by Standard and Poor's Rating Group and at least Baa2 by Moody's Investors Service, Inc. if such Person is publicly held; or if such Person is not publicly held, Standard and Poor's Rating Group or Moody's Investors Service, Inc. confirms that such Person's long term senior unsecured debt is of at least comparable quality; or

         (b) such Person has a book net worth (as shown in such Person's most recent audited financial statement) of at least $300,000,000; or

         (c) such Person is an Affiliate of Buyer so long as Buyer guarantees the performance by such Affiliate any affected gas processing agreement or gas gathering agreement to which Seller or an Affiliate of Seller is then a party; or

         (d) Seller shall have given its prior written consent to such Transfer, which consent shall not be unreasonably withheld taking into account (i) the financial capabilities of such Person taking into account the nature of the Assets, (ii) the reputation and character of such Person, and (iii) the ability of such Person to perform its obligations to Seller and its Affiliates in a manner similar to Buyer.

         SECTION 6.05. USE OF NAMES; REMOVAL. Buyer acknowledges that following the Closing, neither it nor the Company and the Subsidiaries nor any of its other Affiliates will be entitled to use the names "Union Pacific", "Union Pacific Resources", "UPR" or "UP" and any variations and derivations thereof, including any logo, trademark or design containing such name (the "PROHIBITED NAMES AND MARKS"). Accordingly, promptly following the Closing, Buyer shall (i) cause each of the Company and the Subsidiaries and the Purchased Assets Buyer (as appropriate) to change its legal name to remove therefrom the name "Union Pacific", "Union Pacific Resources", "UPR" or "UP" or any variations and derivations thereof and (ii) cause the destruction, disposal and/or replacement of stationery, business cards and similar assets of

Company and the Subsidiaries so to avoid the use of the Prohibited Names and Marks. In addition, as soon as reasonably practicable, but in any event within six months following the Closing, Buyer shall cause to be removed the Prohibited Names and Marks from all of the assets of the Company and the Subsidiaries and the Purchased Assets, and will not thereafter make any use whatsoever of such names, marks, and logos. Buyer shall indemnify Seller for any Damages as a result of the failure by Buyer to cause the removal of such names or marks after the Closing or any other violation of this Section 6.05.

         SECTION 6.06. GUARANTEES. Schedule 6.06 identifies each financial or performance guarantee by Seller, any of its Affiliates (other than the Company or any of the Subsidiaries) or any other party of any obligations of the Company or any of the Subsidiaries or in respect of the Purchased Assets (the "GUARANTEES"). Beginning on the date that is 90 days after the Closing Date, Seller and its Affiliates shall be entitled to terminate any such Guarantees. Buyer agrees to indemnify, defend and hold harmless Seller (and its Affiliates), and their respective directors, officers, employees, agents and representatives, from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action relating to, resulting from, or arising out of, any Guarantee to the extent any such losses, costs, damages, obligations, claims, liabilities, expenses and causes of action relate to, result from, or arise out of the Assets, the Business or the Company or any of its Subsidiaries.

         SECTION 6.07. NON-SOLICITATION OF KEY EMPLOYEES. Schedule 6.07 identifies certain key employees of Seller and its Affiliates (each an "IDENTIFIED EMPLOYEE"). Until the second anniversary of the Closing, Buyer shall not and shall cause its Affiliates not to, directly or indirectly, hire, solicit or recruit any Identified Employee, or attempt to persuade any Identified Employee to terminate his or her employment with Seller (or any of its Affiliates). Buyer acknowledges that (i) the foregoing covenant is reasonable and necessary to protect the legitimate business interests of Seller (and its Affiliates), (ii) any violation of this Section 6.07 will result in irreparable injury that damages at law would not be reasonable or adequate compensation, and
(iii) Seller shall be entitled to have the foregoing covenant enforced by Seller (and its Affiliates) by, without limitation, injunctions and restraining orders.


                                    ARTICLE 7

                          COVENANTS OF BUYER AND SELLER

         SECTION 7.01. CONFIDENTIALITY. Notwithstanding anything herein to the contrary, Seller and Buyer agree that prior to the Closing Date and after any termination of this Agreement, that certain Letter Agreement shall remain in full force and effect in accordance with its terms.

         SECTION 7.02. REASONABLE COMMERCIAL EFFORTS. Subject to the terms and conditions of this Agreement, Buyer and Seller will use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, prior to and after the Closing, to, and to cause the Company or the Subsidiaries to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously the transactions contemplated by this Agreement. The Parties acknowledge that the Restructuring Activities involve the transfer of a large number of assets, the reorganization and movement of a number of companies and the division of assets among Seller, the Company and its Subsidiaries and the other Affiliates of Seller. The Parties agree to take any necessary actions before or after the Closing, including without limitation the transfer, conveyance, retransfer or reconveyance of assets to accomplish, no more or no less, the Restructuring Activities. To the extent that any assets of the Business which would be Purchased Assets or assets of the Company or any of its Subsidiaries following the completion of Restructuring Activities are retained by Seller or any of its Affiliates after the Closing solely because the transfer of such asset requires the consent of any third party which has not been obtained, (i) to the maximum extent permitted by law, the Seller or such Affiliate shall hold such asset for the benefit of Buyer, and take such reasonable actions with respect thereto as directed by Buyer, the Company and its Subsidiaries, and (ii) at the request of Buyer, Seller shall, and shall cause such Affiliate to, continue, following the Closing, to use reasonable commercial efforts, to obtain, at the sole cost and expense of Buyer, any required consents to such transfer, and, upon obtaining such consents shall promptly transfer all of its right, title and interest in and to such assets to Buyer or the Affiliate of Buyer designated by Buyer.

         SECTION 7.03. CERTAIN FILINGS. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Seller and Buyer agree to file as promptly as practicable any information and documents required to be filed under the HSR Act and to request early termination in connection such filings.

         SECTION 7.04. PUBLIC ANNOUNCEMENTS. Until the eleventh day following either the Closing or the termination of this Agreement, neither Seller nor Buyer (or their respective Affiliates) will issue any press release with respect to this Agreement or the transactions contemplated hereby unless it has obtained the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other party hereto prior to making such disclosure).

         SECTION 7.05. PROCESS SAFETY MANAGEMENT. Buyer recognizes and acknowledges that compliance with the Occupational Safety and Health Administration's Process Safety

Management with respect to the Assets is an ongoing process. Buyer agrees to assume any and all compliance obligations (including the identification, evaluation and remediation of covered processes) associated with Process Safety Management as of the Closing Date and shall not be entitled to claim the fact that Process Safety Management is not complete or that additional cost will be required to complete Process Safety Management compliance as a Title Defect, Environmental Condition, or, without in any way limiting its ability to seek indemnification under Article 12 for a breach of the representations and warranties contained in Section 3.16 hereof, breach of Seller's representations and warranties or breach of any of Seller's other obligations under this Agreement. Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims. In conducting the duties and obligations contained in this Section 7.05, Buyer shall comply with all applicable laws.

         SECTION 7.06. ASBESTOS AND NORM. Buyer acknowledges that the Assets may currently or have in the past contained asbestos or naturally occurring radioactive materials ("NORM") and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos and NORM. Notwithstanding anything contained in this Agreement to the contrary, Buyer agrees to accept full responsibility for and shall pay all costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Assets, and Buyer shall not be entitled to claim the fact that the assessment, remediation, removal, transportation or disposal of the asbestos or NORM is not complete or that additional cost will be required to complete the assessment, remediation, removal, transportation or disposal of the asbestos or NORM as a Title Defect, Environmental Condition, breach of Seller's representations and warranties or breach of any of Seller's other obligations under this Agreement, and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims. In conducting the duties and obligations contained in this Section 7.06, Buyer shall comply with all applicable laws.

         SECTION 7.07. YEAR 2000 COMPLIANCE. Buyer recognizes and acknowledges that certain of the Assets (including, but not limited to, information systems and technology, commercial and noncommercial hardware and software, firmware, mechanical or electrical products, embedded systems, or any other electro-mechanical or processor-based system, whether as part of a desktop system, office system, building system, plant system, field system or otherwise) and the products and services provided by vendors, suppliers and other third parties may be subject to Year 2000 Problems and that efforts to alleviate, or avoid adverse consequences of, Year 2000 Problems ("YEAR 2000 EFFORTS") are an ongoing process. Buyer agrees to assume any and all Year 2000 Efforts as of the Closing Date and shall not be entitled to claim as a Title Defect, Environmental Condition, breach of Seller's representations and warranties or breach of any of Seller's other obligations under this Agreement (i) the fact that Year 2000 Efforts are not adequate, appropriate, reasonable or complete, (ii) that additional cost will be required to complete Year 2000 Efforts, or (iii) the existence of Year 2000 Problems. Buyer (on behalf of itself, its officers, agents, employees, Affiliates, insurers, successors and assigns) irrevocably waives such claims.

         "YEAR 2000 PROBLEMS" includes, without limitation, (i) failures to correctly recognize, store and process (including, without limitation, calculating, comparing, valuing, recording, presenting, validating and sequencing) date and date-related data without error, malfunction, operation problem or usage problem before, during and after the twentieth and twenty-first centuries; (ii) failures to correctly treat the Year 2000 as a leap year; (iii) any error, malfunction, operation problem or usage problem in connection with the date 9/9/99; (iv) clock overflow problems associated with the Global Positioning System, including, without limitation, the antennae and receivers processors associated therewith; and (v) any error, malfunction, operation problem or usage problem in processing and reporting any data denominated in the Euro, including, without limitation, receiving, recognizing, using and processing both national currency units ("NCU'S") and Euro units (and permit or performing conversions from NCU's to Euro units and vice-versa) before, during and after January 1, 1999.

         SECTION 7.08. LITIGATION MATTERS. (a) Prior to or at Closing, the Company and the Subsidiaries will assign, provide and deliver to Seller (or its nominee) (i) the benefit of all rights, titles and interests of the Company (or any Subsidiary) in and to the litigation matters described on Schedule 7.08(a), together with and including any and all causes of action, defenses, counterclaims, cross-claims and other claims, rights or remedies which have been brought or asserted or that could have been brought or asserted by or against the Company (or any Subsidiary) in connection with such matters (the "RETAINED LITIGATION") and (ii) the benefit of and access to all petitions, pleadings, exhibits, evidence, court filings and orders, briefs, legal research, attorney or legal assistant work product, books, files, records and other data and information in whatever form or medium (or legible copies thereof which are admissible in evidence in the Retained Litigation) of the Company (or any Subsidiary) which relate to the Retained Litigation or the rights, titles and interests assigned under clause (i) above.

         (b) Following the Closing, Buyer shall and shall cause the Company and the Subsidiaries to (i) take all actions reasonably requested by Seller or its nominee in connection with the defense, appeal, retrial, assertion, recovery or other pursuit of or under the Retained Litigation and the aforesaid rights, titles and interests beneficially assigned by the Company or any of the Subsidiaries to Seller or its nominee, (ii) expressly consent to and waive any conflict regarding the representation of Seller (or its nominee) in connection with the Retained Litigation by any lawyer or law firm which has represented or continues to represent the Company (or any Subsidiary) in connection with the Retained Litigation and (iii) otherwise cooperate fully with and assist Seller (or its nominee) in connection with all actions and matters undertaken by Seller (or its nominee) relating to the Retained Litigation, including without limitation by providing access to records and employees of Buyer and the Company and the Subsidiaries.

         (c) Following the Closing, Seller shall indemnify Buyer and the Company and the Subsidiaries against any Damages arising out of or relating to the Retained Litigation; provided however, that Buyer may elect, at its own cost and expense, to participate in, but not control, a defense or settlement in connection with the Retained Litigation.

         (d) Prior to or at Closing, Seller shall, and shall cause its Affiliates to, assign, provide and deliver to Company (or its nominee) (i) the benefit of all rights, titles and interests of Seller (and its Affiliates) in and to the litigation matters described on Schedule 7.08(d), together with and including any and all causes of action, defenses, counterclaims, cross-claims and other claims, rights or remedies which have been brought or asserted or that could have been brought or asserted by or against Seller (or its Affiliates) in connection with such matters (the "ASSUMED LITIGATION") and (ii) the benefit of and access to all petitions, pleadings, exhibits, evidence, court filings and orders, briefs, legal research, attorney or legal assistant work product, books, files, records and other data and information in whatever form or medium (or legible copies thereof which are admissible in evidence in the Assumed Litigation) of Seller (or any of its Affiliates) which relate to the Assumed Litigation or the rights, titles and interests assigned under clause (i) above.

         (e) Following the Closing, Seller shall, and shall cause its Affiliates to, (i) take all actions reasonably requested by the Company or its nominee in connection with the defense, appeal, retrial, assertion, recovery or other pursuit of or under the Assumed Litigation and the aforesaid rights, titles and interests beneficially assigned by Seller (or any of its Affiliates) to the Company or its nominee, (ii) expressly consent to and waive any conflict regarding the representation of the Company (or its nominee) in connection with the Assumed Litigation by any lawyer or law firm which has represented or continues to represent Seller (or any of its Affiliates) in connection with the Assumed Litigation and (iii) otherwise cooperate fully with and assist the Company (or its nominee) in connection with all actions and matters undertaken by the Company (or its nominee) relating to the Assumed Litigation, including without limitation by providing access to records and employees of Seller and its Affiliates.

         (f) Following the Closing, Buyer shall indemnify Seller (and its Affiliates) against any Damages arising out of or relating to the Assumed Litigation; provided however, that Seller may elect, at its own cost and expense, to participate in, but not control, a defense or settlement in connection with the Assumed Litigation.

         (g) The Company and its Subsidiaries, Seller and Buyer believe and acknowledge that many of the claims in the Retained Litigation and Assumed Litigation are based on a misunderstanding of the facts by the plaintiffs, represent attempts to change the law rather than to apply existing law, are overreaching or overstated, or are completely frivolous or without merit. Nevertheless, because of the substantial costs of defending these cases, and in order to ensure their economic expectations, Buyer requires that it be indemnified for the Retained Litigation and Seller requires that it be indemnified for the Assumed Litigation in order to go forward with the transactions contemplated by this Agreement.

         SECTION 7.09. TRANSITION SERVICES. Prior to the Closing, Buyer and Seller will agree upon the transition services, if any, to be provided by Seller (or one or more of its Affiliates) to Buyer (or one or more of its Affiliates) after the Closing, subject to entering into a mutually acceptable transition services agreement.

         SECTION 7.10. AMENDMENT OF SCHEDULES. As of the Closing Date, all Schedules hereto shall be deemed amended and supplemented to include reference to any matter (a) relating to the Company, the Subsidiaries of the Company or the Assets which arises or occurs after the date hereof and does not result from a breach by Seller of its covenants contained in Section 5.01 and which would not result in the representations contained in Section 3.06 not being true and correct at the Closing; or (b) which results in an adjustment to the Purchase Price pursuant to Sections 2.04, 5.01(b), 8.02(c) or 8.02(d).


                                    ARTICLE 8

                              ENVIRONMENTAL MATTERS

         SECTION 8.01. ENVIRONMENTAL REVIEW AND AUDIT. (a) Subject to the restrictions contained in this Agreement and obtaining any required consent of any third Person, Buyer may, at its option, cause an environmental audit, including Phase I and Phase II environmental assessments, ("AUDIT") of the Assets to be conducted by one or more of SEACOR, CH2M Hill and Harding Lawson Associates (collectively referred to herein as "BUYER'S CONSULTANT"). Subject to obtaining any required consent of any third Person, Seller shall permit Buyer and Buyer's Consultant reasonable access to the Assets for the purpose of allowing Buyer and Buyer's Consultant to conduct the Audit at Buyer's sole risk, cost and expense. Prior to conducting the Audit, Buyer shall furnish Seller with a proposed scope of the work for the Audit including a description of the activities to be conducted. Buyer shall not commence any of such proposed activities unless and until such activities have been approved in writing by Seller, which approval shall not be unreasonably withheld. Seller shall have the right to be present during any inspection of the Assets and shall have the right, at its option and expense, to split samples with Buyer. Buyer shall provide Seller's counsel with copies of any audit report prepared and analytical test results received by Buyer or Buyer's Consultant promptly following Buyer's or Buyer's Consultant's preparation or receipt of same. In addition, Buyer will inform Seller promptly if it discovers an Environmental Defect during the course of its due diligence.

         (b) After completing any Audit activities on the Assets, Buyer shall, at its sole cost and expense, restore the Assets to their condition prior to the Audit activities, unless Seller requests otherwise. Buyer shall maintain and shall cause its officers, employees, representatives, consultants (including Buyer's Consultant) and advisors to maintain all information obtained by Buyer and Buyer's Consultant pursuant to any Audit as strictly confidential and shall not disclose same to any third Person without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Buyer does hereby indemnify and hold harmless Seller from and against any and all Damages arising from Buyer's and Buyer's Consultant's environmental inspection of the Assets, excluding, however, those Damages arising from any Environmental Defects ascertained thereby.

         SECTION 8.02.  ENVIRONMENTAL DEFECTS.

         (a) BUYER'S ASSERTIONS OF ENVIRONMENTAL DEFECTS. Prior to the expiration of the Examination Period, Buyer may notify Seller in writing of any matters which, in Buyer's Consultant's reasonable opinion, constitute Environmental Defects. Buyer's written notice (the "ENVIRONMENTAL NOTICE") must include (i) a specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (ii) a description of the alleged Environmental Defect and the facts and circumstances giving rise thereto, including all evidence compiled by Buyer which relates to or is associated with the existence of such alleged Environmental Defect, and (iii) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer's Consultant asserts is attributable to such alleged Environmental Defect. Buyer's Consultant's calculation of the Remediation Amount must describe the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect, and identify all assumptions used by the Buyer's Consultant in calculating the Remediation Amount, including the standards the Buyer's Consultant asserts must be met to comply with Environmental Laws.

         (b) SELLER'S ELECTION. If Buyer timely notifies Seller in writing of an Environmental Defect as required by Section 8.02(a), Seller, at its option, shall elect, on or before twenty-eight days after the expiration of the Examination Period, one of the following options with respect to such Environmental Defect:

                  (i) to reduce the Purchase Price by the Remediation Amount set forth in the Environmental Notice with respect to such Environmental Defect (taking into account any application of the Environmental Defect Deductible which Seller elects to make with respect thereto);

                  (ii) to dispute the accuracy of the Remediation Amount set forth in the Environmental Notice with respect to such Environmental Defect; or

                  (iii) to dispute that Buyer has identified an Environmental Defect.

         (c) REDUCTION IN PURCHASE PRICE. If Seller elects the option set forth in Section 8.02(b)(i), then the Purchase Price shall be adjusted downward by the amount (the "ENVIRONMENTAL DEFECT AMOUNT"), if any, by which the Remediation Amount with respect to such Environmental Defect exceeds that part, if any, of an amount equal to $40,000,000 (the "ENVIRONMENTAL DEFECT DEDUCTIBLE"). Notwithstanding the foregoing, if any such Remediation Amount is reimbursable pursuant to any existing (i) insurance policy in favor of the Company or the Subsidiaries or (ii) contractual indemnification obligation in favor of the Company or the Subsidiaries, prior to the calculation of the Remediation Amount, such Remediation Amount shall be reduced by the amount that can reasonably be expected to be collected from the insurer or the indemnifying party, as the case may be, on account thereof. Any downward Purchase Price adjustment made by Seller pursuant to this Section 8.02(c), shall be appropriately allocated by Seller between the Merger Price and the Purchase Assets Purchase Price depending on the identity of the Asset(s) affected by the Environmental Defect(s) with respect to which Seller has elected the option set forth in Section 8.02(b)(i).

         (d) ENVIRONMENTAL DISPUTES. If Seller elects the option set forth in Sections 8.02(b)(ii) or (iii) above with respect to an alleged Environmental Defect, any such dispute (an "ENVIRONMENTAL DISPUTE") shall be settled pursuant to this Section 8.02(d) and, except as provided in Section 8.04, shall not prevent or delay Closing. At Closing, the Purchase Price shall not be adjusted on account of, and no effect shall be given to, such Environmental Dispute. On or prior to the sixtieth (60th) consecutive calendar day following the Closing Date (the "DEFERRED MATTERS DATE"), Seller and Buyer shall attempt in good faith to reach agreement on and to resolve by written agreement all the Environmental Disputes. Any Environmental Dispute which is not so resolved on or before the Deferred Matters Date may be submitted by either party to the Environmental Arbitrator (defined below) for final and binding arbitration in accordance with the Arbitration Procedures. Within 15 days following Seller's receipt of the written decision of the Environmental Arbitrator (i) that an alleged Environmental Defect which is the subject of an Environmental Dispute exists and/or (ii) concerning the appropriate Remediation Amount applicable to an Environmental Defect which is the subject of an Environmental Dispute (which amount shall not exceed the amount set forth with respect to such Environmental Defect in the Environmental Notice), Seller shall be obligated to pay to Buyer an amount equal to the amount by which the Purchase Price would have been reduced at Closing on account of such Environmental Defect if same had not been the subject of an Environmental Dispute and if no other Environmental Disputes had existed at Closing. Any amounts owing by Seller to Buyer pursuant to this
Section 8.02(d) shall be promptly paid by Seller to Buyer, together with interest thereon from and including the Closing Date to, but excluding, the date of payment at LIBOR.

         SECTION 8.03. WAIVER BY BUYER. Buyer and Seller agree that (i) any and all matters that might otherwise constitute Environmental Defects but that are not specifically raised in writing by Buyer prior to the expiration of the Examination Period shall be deemed to have been waived by Buyer and (ii) the foregoing provisions constitute the sole remedies of Buyer with respect to any Environmental Defects.

         SECTION 8.04.  TERMINATION.

         (a) Seller may terminate this Agreement if the sum of the Remediation Amounts set forth in the Environmental Notice with respect to each of the alleged Environmental Defects described therein exceeds an amount equal to 10% of the Base Purchase Price.

         (b) Buyer may terminate this Agreement if the sum of the Remediation Amounts set forth in the Environmental Notice with respect to each of the alleged Environmental Defects described therein exceeds an amount equal to 10% of the Base Purchase Price.

         SECTION 8.05. ENVIRONMENTAL ARBITRATOR. Buyer and Seller shall confer and attempt to agree upon the Person who will serve as the Environmental Arbitrator hereunder. If Buyer and Seller are unable to agree upon such Person within thirty days following the date of this Agreement, then the Environmental Arbitrator shall be selected pursuant to the provisions of Section 6 of the Arbitration Procedures that relate to the selection of a replacement arbitrator. The Person selected pursuant to this Section 8.05 shall be the "ENVIRONMENTAL ARBITRATOR" hereunder.


                                    ARTICLE 9

                                  TITLE MATTERS

         SECTION 9.01. DISCLAIMER OF WARRANTIES. Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Assets, including without limitation the Gas Plant Interests or Pipeline System Interests, and Buyer hereby acknowledges and agrees that Buyer's sole remedy for any defect of title, including any Title Defect with respect to the Assets, including without limitation the Gas Plant Interests or Pipeline System Interests, shall be pursuant to the procedures set forth in this Article 9. Furthermore, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the accuracy, completeness or reliability of the books, records, documents and other information now, heretofore or hereafter made available to Buyer in connection with the Assets (including, without limitation, any description of a Gas Plant Interest or the Pipeline System Interest, pricing assumptions, volume forecasts, potential for natural gas gathering, transportation or processing or any other matters contained in or related to any other material furnished to Buyer by Seller or by Seller's agents or representatives).

         SECTION 9.02.  BUYER'S TITLE REVIEW.

         (a) BUYER'S ASSERTION OF TITLE DEFECTS. On or before the expiration of the Examination Period, Buyer shall notify Seller in writing of any matters which, in Buyer's reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Gas Plant Interest or a Pipeline System Interest pursuant to this Article 9; provided, however, that Buyer agrees to give Seller written notice of each Title Defect as soon as is reasonably practical following Buyer's discovery of such Title Defect. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by written notice given to Seller on or before the expiration of the Examination Period or in writing pursuant to the proviso contained in Section 10.03(vi) of this Agreement. To be effective, Buyer's written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect and the Title Defect Amount attributable thereto.

         (b) PURCHASE PRICE ALLOCATIONS. A portion of the Purchase Price has been allocated to the various Gas Plants Interests and Pipeline System Interests in the manner and in accordance with the respective values set forth in Schedule 9.02(b). If any adjustment is made to the Purchase Price pursuant to Section 9.02(e), a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Gas Plant Interest or Pipeline System Interest in Schedule 9.02(b).

         (c) SELLER'S OPPORTUNITY TO CURE. Seller shall have until the twenty-third day following the expiration of the Examination Period (the "TITLE CURE DEADLINE"), at its cost and expense, if it so elects but without obligation, to cure all or a portion of any such asserted Title Defects. On or before three days prior to Closing, Buyer shall advise Seller in writing of which Title Defects asserted by Buyer are agreed by Buyer to be cured based upon Seller's title curative efforts. Any asserted Title Defects which are waived by Buyer or cured by Seller within such time shall be deemed "PERMITTED ENCUMBRANCES" hereunder. If Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive same on or before the Title Cure Deadline, the Gas Plant Interest or Pipeline System Interest affected by such uncured and unwaived Title Defect shall be a "TITLE DEFECT PROPERTY". Nothing in this
Section 9.02(c) shall limit Seller's right to cure a Title Defect after the Title Cure Deadline as provided in this Article 9 or to dispute the existence of a Title Defect or any Title Defect Amount asserted by Buyer.

         (d) TITLE DEFECT AMOUNT. "TITLE DEFECT AMOUNT" shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows and subject to the following conditions:

                  (1) If the Title Defect results from the Company or its applicable Affiliate having a lesser Gas Plant Interest or Pipeline System Interest in such Title Defect Property than the Gas Plant Interest or Pipeline System Interest specified therefor in the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the amount of the Purchase Price allocated in
         Schedule 9.02(b) to the Title Defect Property by a fraction, the numerator of which is the reduction in the Gas Plant Interest or Pipeline System Interest and the denominator of which is the Gas Plant Interest or Pipeline System Interest specified for such Title Defect Property in the Property Schedule.

                  (2) If the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.

                  (3) If the Title Defect results from the failure of the Company or its applicable Affiliate to have title to a Right-of-Way, the Title Defect Amount shall be based on the estimated cost to eliminate the Title Defect. This estimated cost will be based on the cost of acquiring the property right to use the existing rights in question, unless credible evidence indicates that this remedy is not reasonably likely to succeed. Right of condemnation will be taken into consideration in this regard. The cost of acquiring property rights will be based on prevailing (1998) costs of such rights in the applicable geographic area, but will take into account the specific nature and location of the property involved.

                  (4) If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire useful life of operation of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

                  (5) The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount.

                  (6) The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the amount of the Purchase Price allocated to the Title Defect Property in Schedule 9.02(b). For example, but without limitation, if the Company or its applicable Affiliate does not own 50 percent of the Gas Plant Interest or Pipeline System Interest specified in the Property Schedule for a Title Defect Property and such unowned 50 percent interest is also burdened by a lien, the Title Defect Amount for such Title Defect Property shall not exceed the portion of the Purchase Price allocable to such 50 percent Gas Plant Interest or Pipeline System Interest notwithstanding that it may be affected by multiple Title Defects.

         (e) TITLE DEFECT REMEDIES. Subject to Section 9.04, the sole and exclusive remedies to which Buyer shall be entitled with respect to the existence of any Title Defect are set forth in this Section 9.02(e).

                  (1) With respect to each Title Defect asserted by Buyer pursuant to and in accordance with the requirements of this Article 9 which have not theretofore been cured by Seller on or before the Title Cure Deadline, on or before two days prior to the Closing, Seller shall have the option to settle one or more of such Title Defects by electing one or more of the following remedies with respect to each of the Title Defects it elects to settle:

                           (i) reducing the Title Deductible Amount by the Title Defect Amount with respect to the affected Title Defect Property; provided that, the Title Deductible Amount may not be reduced below zero; and/or

                           (ii) reducing the Purchase Price by the amount by which the Title Defect Amount with respect to the affected Title Defect Property exceeds the amount of any reduction in the Title Deductible Amount which Seller elects with respect to such Title Defect pursuant to clause (i) above. Any reduction of the Purchase Price as a result of Seller's election pursuant to this Section 9.02(e), shall be appropriately allocated by Seller between the Merger Price and the Purchase Assets Purchase Price depending on the identity of Asset(s) affected by the Title Defect(s) which Seller has elected to so settle.

                  (2) With respect to each Title Defect asserted by Buyer pursuant to and in accordance with the requirements of this Article 9 which has not been cured by Seller on or before the Title Cure Deadline and which has not been settled by Seller pursuant to Section 9.02(e)(l), from and after the Closing Date Seller shall, subject to Sections 9.02(e)(3), 9.02(e)(4) and 9.05, indemnify Buyer for a period ending on the third anniversary of the Closing Date from and against all Third Party Claims (not to exceed in the aggregate the Title Defect Amount attributable to the affected Title Defect Property) to the extent resulting from or attributable to such Title Defect.

                  (3) With respect to each Title Defect asserted by Buyer pursuant to and in accordance with the requirements of this Article 9 which is accepted by Seller after the Closing but on or before the Deferred Title Matters Date in accordance with Section 9.05(a), Seller shall settle each such Title Defect by electing one or more of the following remedies with respect thereto:

                           (i) reducing the Title Deductible Amount by the Title Defect Amount with respect to the affected Title Defect Property; provided that, the Title Deductible Amount may not be reduced below zero;

                           (ii) refunding to Buyer the amount by which the Title Defect Amount with respect to the affected Title Defect Property exceeds the amount of any reduction in the Title Deductible Amount which Seller elects with respect to such Title Defect pursuant to clause (i) above, together with interest thereon from the Closing Date to the date of payment at LIBOR; and/or

                           (iii) continuing to indemnify Buyer during the period expiring on the third anniversary of the Closing Date from and against all Third Party Claims (not to exceed in the aggregate the Title Defect Amount attributable to the affected Title Defect Property) to the extent resulting from or attributable to such Title Defect; provided, however, that the remedy set forth in this clause (iii) shall not be available to Seller for Title Defects resulting from matters described in
                                    Section 9.02(d)(1) and (2).

                           With respect to any Title Defect for which Seller elects the remedy set forth in clause (i) or (ii) above, the indemnification granted by Seller to Buyer pursuant to Section 9.02(e)(2) shall automatically terminate. Upon the request of Seller, Buyer shall promptly provide Seller with written confirmation of such termination.

                  (4) With respect to each Title Defect asserted by Buyer pursuant to and in accordance with the requirements of this Article 9 which is resolved in accordance with Section 9.05(b), Seller shall settle each such Title Defect by electing one or more of the following remedies with respect thereto:

                           (i) reducing the Title Deductible Amount by the Title Defect Amount with respect to the affected Title Defect Property; provided that, the Title Deductible Amount may not be reduced below zero;

                           (ii) refunding to Buyer the amount by which the Title Defect Amount with respect to the affected Title Defect Property exceeds the amount of any reduction in the Title Deductible Amount which Seller elects with respect to such Title Defect pursuant to clause (i) above, together with interest thereon from the Closing Date to the date of payment at LIBOR; and/or

                           (iii) continuing to indemnify Buyer during the period expiring on the third anniversary of the Closing Date from and against all Third Party Claims (not to exceed in the aggregate the Title Defect Amount attributable to the affected Title Defect Property as such Title Defect Amount is determined by the Title Arbitrator if same was the subject of arbitration) to the extent resulting from or attributable to such Title Defect; provided, however, that the remedy set forth in this clause (iii) shall not be available to Seller for Title Defects resulting from matters described in Section 9.02(d)(1)and
                                    (2).

                           With respect to any Title Defect for which Seller elects the remedy set forth in clause (i) or (ii) above, the indemnification granted by Seller to Buyer pursuant to Section 9.02(e)(2) shall automatically terminate. Upon the request of Seller, Buyer shall promptly provide Seller with written confirmation of such termination.

Seller shall have the continuing right to attempt to cure any Title Defect for which Seller has provided Buyer indemnification pursuant to this Section 9.02(e). Upon any such cure, the indemnification with respect to the Title Defect which has been cured shall automatically terminate. Upon the request of Seller, Buyer shall promptly provide Seller with written confirmation of such termination. With respect to any Title Defect which is remedied by indemnification pursuant to this Section 9.02(e), the procedure for and limits of such indemnification shall be as provided in Sections 12.03(a) and 12.03(c).

         SECTION 9.03. DETERMINATION OF TITLE DEFECTS. A portion of a Gas Plant Interest or Pipeline System Interest shall be deemed to have a "TITLE DEFECT" if the Company or its applicable Affiliate does not have Defensible Title thereto. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute Title
Defects: (i) any title defect which does not result in a diminution in present value of the Assets of more than $25,000; (ii) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another party's superior claim of title to the relevant Gas Plant Interest, Pipeline System Interest or portion thereof, (iii) defects arising out of lack of survey, (iv) defects arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another party's superior claim of title to the relevant Gas Plant Interest, Pipeline System Interest or portion thereof, and (v) defects that have been cured by possession under the applicable statutes of limitations or statutes for prescription.

         SECTION 9.04. NO DUPLICATION. Notwithstanding anything herein provided to the contrary:

         (a) If a Title Defect results from any matter which constitutes a breach of any representation or warranty of Seller set forth in Article 3, then Buyer may only assert Damages in respect of such Title Defect pursuant to this
Article 9.

         (b) Subject to the immediately following sentence, if a Title Defect results from any matter which constitutes a breach of any representation or warranty of Seller set forth in Article 3, only Damages which are other than in respect of such Title Defect may be asserted by Buyer pursuant to other Articles of this Agreement to the extent permitted thereby.

Notwithstanding anything in this Agreement to the contrary, but without limiting any right Buyer may have to assert a Title Defect under this Article 9 with respect to any Rights-of-Way, the failure of the Company or any Affiliate to have title to a fee interest, surface lease interest, easement or right-of-way included in a Gas Plant or Pipeline System (or the use of any such land without such title) shall not give rise to or constitute a breach of any warranty or representation by Seller in Article 3 or elsewhere in this Agreement on account of trespass or a claim of trespass.

         SECTION 9.05.  DEFERRED CLAIMS AND DISPUTES.

         (a) On or prior to the 45th consecutive calendar day following the Closing Date (the "DEFERRED TITLE MATTERS DATE"), Seller and Buyer shall attempt in good faith to reach agreement on the Title Defects and associated Title Defect Amounts which were not settled by Seller pursuant to Section 9.02(e)(1) (the "DEFERRED TITLE MATTERS") and, ultimately, to resolve by written agreement any disputes regarding the Deferred Title Matters. Any Deferred Title Matters which are resolved by Seller and Buyer on or before the Deferred Title Matters Date shall be settled by Seller in the manner provided in Section 9.02(e)(3).

         (b) Any Deferred Title Matters which are not so resolved on or before the Deferred Title Matters Date may be submitted by either party to John S. Lowe, Esq. (the "TITLE ARBITRATOR") for final and binding arbitration in accordance with the Arbitration Procedures; provided, however, that the Seller may elect at any time to resolve all disputes relating to any Deferred Title Matters by agreeing to the existence of the Title Defect and Title Defect Amount asserted by Buyer which gives rise to such Deferred Title Matters. The Title Arbitrator shall not be entitled to adjust upward any Title Defect Amount asserted by Buyer. After all Deferred Title Matters not resolved by the parties on or before the Deferred Title Matters Date have been determined by written agreement of the parties or the final and binding written decision of the Title Arbitrator pursuant to this Section 9.05(b), the remedies provided in Section 9.02(e)(4) shall apply. If the parties so agree or the Title Arbitrator so determines that a Title Defect asserted by Buyer does not exist, the indemnification provided by Seller to Buyer pursuant to Section 9.02(e)(2) shall automatically terminate. Upon the request of Seller, Buyer shall promptly provide Seller with written confirmation of such termination.


                                   ARTICLE 10

                              CONDITIONS TO CLOSING

         SECTION 10.01. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the following conditions:

                  (i) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act and any other material waiting periods under applicable foreign laws (if any) shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall have been instituted and be pending.

                  (ii) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits consummation of the transactions contemplated hereby.

                  (iii) All Seller's Required Consents and Buyer's Required Consents shall have been obtained and be in full force and effect.

         SECTION 10.02. CONDITIONS TO OBLIGATION OF BUYER AND MERGER SUB. (a) The obligations of Buyer and Merger Sub to consummate the Closing is subject to the satisfaction or waiver of each of the following conditions:

                  (i) (A) The representations and warranties contained in Sections 3.01 through 3.10, 3.12 through 3.17 and 3.19 through 3.23 of this Agreement and in the certificate (referenced in clause (B) below) delivered by Seller or the Company pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (B) Buyer shall have received a certificate to the foregoing effect from the Executive Vice President of Seller.

                  (ii) (A) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (B) Buyer shall have received a certificate to the foregoing effect from the Executive Vice President of Seller.

                  (iii) Buyer shall have received opinions of Morgan, Lewis & Bockius LLP, counsel to Seller, and Joseph A. LaSala, Jr., Vice President and General Counsel of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer. In rendering such opinion such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of Seller or the Company copies of which certificates shall be contemporaneously delivered to Buyer.

                  (iv) The Marketing Contracts shall have been executed and delivered by the parties thereto.

                  (v) Buyer shall have received certification signed by Seller to the effect that Seller is not a "foreign person" as defined in
         Section 1445 of the Code.

                  (vi) The Restructuring Activities shall have been completed.

                  (vii) In respect of the Purchased Assets, Seller (or one or more of its Affiliates) shall have executed and delivered the Deed, Bill of Sale and Assignment to Buyer or to the Purchased Assets Buyer designated by Buyer substantially in the form of Exhibit E hereto.

                  (viii) Seller and the corporate parent of Seller shall have executed and delivered the Bill of Sale to Fuels Acquisition Company substantially in the form of Exhibit G hereto.

                  (ix) Seller, through its wholly-owned subsidiary, UPR Energy Services, Inc., shall have entered into an International Swaps and Derivatives Association Agreement and replacement "Price Risk Management Contract" covering such transactions referenced in UPR Energy Services' letter regarding Changes of Control of Union Pacific Fuels, Inc.: Impact on Price Risk management Contract and Associated Transactions, with Duke Energy Trading and Marketing, L.L.C., in substantially the form attached hereto as Exhibit H.

         (b) For purposes of this Section 10.02, the conditions set forth in Sections 10.02(a)(i) and 10.02(a)(ii) will be deemed satisfied unless the failure or failures of the representations and warranties contained in Sections
3.01 through 3.17 and 3.19 through 3.23 of this Agreement and in the certificate (referenced in clause (B) of Section 10.02(a)(i)) delivered by Seller or the Company pursuant hereto to be true and correct at and as of the Closing Date, as if made at and as of such date, together with any failure or failures by Seller to perform all of its obligations required to be performed by it hereunder on or prior to the Closing Date will, or are reasonably likely to, result in an adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries, or prior to the completion of the Restructuring Activities, the Business, taken as a whole, having a present value in excess of $50,000,000.

         SECTION 10.03. CONDITIONS TO OBLIGATION OF SELLER AND THE COMPANY. The obligation of Seller and the Company to consummate the Closing is subject to the satisfaction or waiver of each of the following conditions:

                  (i) (A) The representations and warranties of Buyer contained in this Agreement and in the certificate (referenced in clause (B) below) delivered by Buyer pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (B) Seller shall have received a certificate to the foregoing effect from the President of Buyer.

                  (ii) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (B) Seller shall have received a certificate to the foregoing effect from the President of Buyer.

                  (iii) Seller shall have received an opinion of LeBoeuf, Lamb, Greene & MacRae L.L.P., counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller. In rendering such opinion, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of Buyer, copies of which certificates shall be contemporaneously delivered to Seller.

                  (iv) Seller shall have received the Purchase Price.

                  (v) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

                  (vi) The aggregate asserted Title Defect Amounts with respect to all asserted Title Defects that have not been cured or waived as of the Closing Date shall not exceed $50,000,000; provided, however, if Seller desires to terminate this Agreement on account of this condition not being satisfied, Buyer may elect to waive in writing sufficient Title Defects so that the Title Defect Amounts with respect to the remaining non-waived Title Defects do not exceed $50,000,000.

                  (vii) Seller shall have received a certificate from Buyer stating that to Buyer's knowledge, there are no facts, circumstances or occurrences that would cause the conditions set forth in Sections 10.02(a)(i) and 10.02(a)(ii) (when read in connection with Section 10.02(b)) not to be satisfied; provided, however, if Seller desires to terminate this Agreement on account of this condition not being satisfied, Buyer may elect to waive in writing in whole or in part any failures of the representations and warranties of Seller contained in Sections 3.01 through 3.17 and 3.19 through 3.23 of this Agreement and/or any failures by Seller to perform any covenant or agreement in this Agreement so that any such failures that are not so waived would not, by themselves, cause the conditions set forth in Sections 10.02(a)(i) and 10.02(a)(ii) (when read in connection with Section 10.02(b)) not to be satisfied.


                                   ARTICLE 11

                                TAXES; COVENANTS

         SECTION 11.01. CODE SECTION 338(h)(10) ELECTION; PURCHASE PRICE ALLOCATION. Upon Consummation of the transactions contemplated by this Agreement, Seller and Buyer shall join in making a timely election under Section 338(h)(10) of the Code (a "SECTION 338(h)(10) ELECTION") with respect to the Merger and shall make similar elections under state and local law to the fullest extent possible. Buyer will be responsible for preparing and filing all documents and materials necessary in connection with making the Section 338(h)(10) Election and any similar elections under state and local law. Not later than 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price for purposes of the Section 338(h)(10) Election and any Code Section 754 election made by Buyer as contemplated by Section 11.02 below. Buyer and Seller shall timely complete and file Form 8023 and any similar form under applicable state law. If Buyer and Seller cannot agree on such allocation, Buyer and Seller will select a nationally recognized accounting firm or other recognized expert to appraise the Assets. The cost of such appraisal will be divided between Buyer and Seller equally. Buyer and Seller agree not to take any position inconsistent with any such allocation for Tax reporting purposes. Seller and Buyer will file all tax returns in a manner consistent with the Section 338(h)(10) Election and the valuation of the Assets determined as provided above, provided however, that Buyer and Seller agree that no Section 338(h)(10) Election (or any similar election under state or local law) will be made with respect to Highlands Gas Corporation and its subsidiaries (together, "HIGHLANDS").

         SECTION 11.02. CODE SECTION 754 ELECTION; PURCHASE PRICE ALLOCATION. Seller shall consent to and cooperate with Buyer in making a Code Section 754 election for all Partnerships and, if requested by Buyer, Seller or its Affiliate shall also sign such election, with respect to such Partnership's tax year which includes the Closing Date to adjust the basis of such Partnership's assets under section 743 of the Code. Not later than 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price for purposes of the Section 338(h)(10) Election and any Code
Section 754 election made by Buyer as contemplated by this Section 11.02. Buyer and Seller shall timely complete and file the statement required by Treasury Regulation 1.743-1 and IRS Form 8594 consistent with such allocation, shall provide a copy of such form to the other party hereto and shall file a copy of such form with its federal income tax return for the period that includes the Closing Date. If Buyer and Seller cannot agree on such allocation with respect to a Partnership, Buyer and Seller will select a nationally recognized accounting firm or other recognized expert, which is reasonably acceptable to both parties, to appraise the assets of the Partnership at issue. The cost of such appraisal will be divided between Buyer and Seller equally. Buyer and Seller agree not to take any position inconsistent with any such allocation for Tax reporting purposes.

         SECTION 11.03. TRANSFER TAXES. Seller shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees, if any, arising out of or in connection with the transactions effected pursuant to this Agreement.

         SECTION 11.04. INFORMATION. Seller and Buyer will make available to each other, and to any Taxing Authority, all information, records, or documents relating to the liability or potential liability for Pre-Closing Taxes that may be reasonably requested by a party and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, provided Seller and Buyer shall reserve the confidentiality of any such information, records or documents.

         SECTION 11.05. TAX ATTRIBUTES. Seller hereby represents and warrants to Buyer that:

         (a) Highlands basis in its assets for federal income tax purposes will be at least $47,000,000 as of the Closing Date. Schedule 11.05 provides a schedule of the approximate amount of annual tax depreciation that can be taken in the future with respect to Highlands.

         (b) Highlands is subject to limitations under Section 382 of the Code on its use of net operating losses ("NOL") for federal income tax purposes and the annual limitation on the use of its of its NOL pursuant to Section 382 of the Code is not less than $3,5000,000.

         (c) Highlands has not qualified or attempted to qualify for treatment pursuant to Section 382(l)(5) of the Code within twenty-one months prior to the date hereof.

         (d) Highlands NOL carry forward for federal income tax purposes will not be less than $30,000,000 as of the Closing Date.

         (e) Seller acquired Highlands on August 19, 1997. To the best of Seller's knowledge, Highlands had no ownership changes as defined under Section 382 of the Code prior to Seller's purchase and after the first loss year of Highlands.

         SECTION 11.06. INDEMNIFICATION. (a) Seller shall be responsible for and shall indemnify and hold harmless Buyer, the Company and its Subsidiaries from and against any and all Tax Claims, resulting from, arising out of or relating to: (i) any and all Pre-Closing Taxes imposed on or incurred by Buyer, Company or its Subsidiaries relating to any of Company or its Subsidiaries, including any federal, state or local Taxes incurred as a result of making the Section 338(h)(10) Election, and (ii) an amount equal to any entity level Pre-Closing Taxes incurred by or imposed on any of the Partnerships, provided however, that any such amount shall be limited to the ownership percentage of such Partnership acquired by Buyer as a result of the Transactions contemplated in this Agreement.

         (b) Seller shall indemnify Buyer for the present value to Buyer of the benefits of a Section 754 Election for any Partnership listed on Schedule 11.06(b) for which an effective Section 754 Election is not made, provided Buyer records for federal income tax purposes an investment in the capital of such Partnership. Seller shall make the indemnification payment to Buyer within two weeks of the due date (including extensions) of such Partnership return on which such Section 754 Election must be made. The indemnification amount shall be calculated by taking the following steps:

         (1) Calculate the difference (the "STEP-UP") between (i) the actual value allocated to such Partnership up to the amount set forth on Schedule 11.06(b) plus any

                  Partnership liabilities deemed assumed pursuant to Section 752 of the Code, and (ii) Seller's adjusted basis of partnership property (which is the sum of its interest as a partner in partnership capital and surplus plus its share of partnership liabilities) as agreed upon by Buyer and Seller.

         (2) Calculate the anticipated yearly benefit of the Step-up by depreciating the Step-up pursuant to the rules of the Code, assuming that all of the Step-up is either 15 year intangible property within the meaning of Section 197 of the Code or 15 year property within the meaning of Section 168 of the Code, based on the principal asset of such Partnership.

         (3)      Multiply each yearly amount arrived at in step 2 by 37%.

         (4) Calculate the present value as of the Closing Date of each of the yearly amounts arrived at in step 3 using an annual discount rate of 9%.

         (5)      Multiply the Step-up by 37% and multiply such result by 75%.

         (6) Calculate the present value as of the Closing Date of the amount arrived at in step 5, assuming it were realized in 2019 and assuming an annual discount rate of 9%.

         (7) Subtract the amount arrived at in step 6 from the sum of the annual amounts arrived at in step 4. This total will be the amount of any indemnity payment due to Buyer pursuant to this
                  Section 11.06(b).

         (8) To the amount calculated in step 7 that applies only to the Partnership's tax year ending on 12/31/99 shall be added an interest factor at LIBOR from the Closing Date to the date the indemnity payment is made.

If Buyer records all or any portion of the investment as other than in the capital of a Partnership, and such treatment is disallowed by any Taxing Authority, then an indemnification payment shall be made. Payment will be made within 30 days of final determination of such disallowance with interest from the Closing Date to the date of payment at LIBOR.

         (c) Seller shall indemnify and hold harmless Buyer from any loss, tax, damage, liability, cost, or expense incurred by Buyer arising out of any misrepresentation or breach of warranty made by Seller contained in Section 11.05.

         (d) In addition to Sections 11.06(a), (b) and (c), Seller shall indemnify and hold harmless Buyer, and the Company and its Subsidiaries from any and all Taxes of Seller's affiliated group (as defined in Code Section 1504), other than Taxes attributable to the Company or its Subsidiaries, imposed under Treasury Regulation Section 1.1502-6 or any similar law, rule or regulation administered by any Taxing Authority.

         (e) Any indemnification payment made pursuant to this Section 11.06 shall be treated as an adjustment to the Purchase Price for federal, state and local Tax purposes.

         SECTION 11.07. PROCEDURES FOR INDEMNIFICATION. The procedures for indemnification pursuant to this Section 11 shall be conducted in a manner consistent with Sections 12.02 and 12.03 hereof.

         SECTION 11.08. PRORATION OF TAXABLE INCOME AND LOSS. The Parties agree that for purposes of allocating taxable income or loss of the Company and its Subsidiaries between Seller and Buyer for the Tax year that includes the Closing Date, such income or loss for such Tax year shall be apportioned between Seller and Buyer based upon the actual operations of the Company and its Subsidiaries during the portion of such period ending on the Closing Date and the portion of such periods beginning on the day following the Closing Date, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

         SECTION 11.09. FILING RESPONSIBILITY. Buyer, Company and its Subsidiaries shall be responsible for filing all Tax Returns and paying all Taxes due with respect to periods ending after the Closing Date. To the extent the law permits or requires a short period return for the period or portion thereof ending on or before the Closing Date, Seller shall be responsible for filing such returns and paying all Taxes due with respect to such period. Seller shall be responsible for filing Tax Returns and paying all Taxes due with respect to periods ending on or before the Closing Date. Buyer will take such steps as are reasonably requested by Seller so that Seller will have the authority necessary for Seller to be able to execute and timely file the Tax Returns required to be filed by Seller.

         SECTION 11.10. TAX REFUNDS AND TAX BENEFITS. Any Tax refunds that are received by Buyer or the Company and its Subsidiaries, and any amounts credited against Tax to which Buyer or the Company and its Subsidiaries become entitled, that related to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitled thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or the Company and its Subsidiaries of any amount accrued as of the Closing Date, the Buyer shall pay such amount to Seller within fifteen (15) days after receipt or entitled thereto.

         SECTION 11.11. CONTROL OF TAX AUDITS. Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("TAX AUDIT"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date. With respect to the items described in the preceding sentence, Seller shall consult with Buyer with respect to the resolution of any such issue that would affect Buyer, and not settle any such issue, or file any amended return relating to such issue, without the consent of Buyer, which consent shall not be unreasonably be withheld. Where consent to a settlement is withheld by the other party pursuant to this Section, such party may continue or initiate any further proceedings at its own expense, provided that the liability of the first party, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended returns. Seller will not enter into any binding agreement with any Tax Authority for Tax periods beginning after the Closing Date. Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date, provided that, Buyer shall consult with Seller with respect to the resolution of any issue that would affect Seller, and not settle any such issue, or file any amended return relating to any such issue, without the consent of Seller, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld by the other party pursuant to this Section, such other party may continue or initiate any further proceedings at it own expense, provided that the liability of the first party, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return.

         SECTION 11.12. COOPERATION ON TAX MATTERS. (a) Buyer, the Company and its Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

         (b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant ss.6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         SECTION 11.13. EXTENSIONS. Within 15 days of the Closing Date, Seller will, or will cause one of its Affiliates to, provide Buyer with a list of all Tax Returns of the Company, its Subsidiaries or any Managed Partnership for which an extension of time within which to file such Tax Return has been requested, for which no Tax Return has yet been filed.

         SECTION 11.14. SURVIVAL OBLIGATIONS. The obligations of the parties set forth in this Article 11 and Section 3.13 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute(s) of limitations.


                                   ARTICLE 12

                            SURVIVAL; INDEMNIFICATION

         SECTION 12.01. SURVIVAL. The agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing, but except as otherwise provided in this Agreement, claims for breach of such agreements, representations and warranties must be made in writing prior to the first anniversary of the Closing Date. Notwithstanding the foregoing, claims for breach of the agreements or representations and warranties contained in Sections 2.01(b), 2.04(a)(1)-(3), 2.05, 3.13, 3.18, 5.02, 5.03, 5.04, Article
6, Sections 7.01, 7.02, 7.04, 7.05, 7.06, 7.07, 7.08, 8.01(b), 8.02(d), 8.03,
Article 9, Article 11, this Article 12 and Article 14 shall survive for the full period of any applicable statute of limitations.

         SECTION 12.02. INDEMNIFICATION. (a) Except as otherwise provided in
Article 11 and Section 12.03, Seller hereby assumes and indemnifies Buyer and its officers, directors, employees, stockholders, successors and affiliates (each a "BUYER INDEMNIFIED PARTY") against and agrees to hold each Buyer Indemnified Party harmless from any and all damage, loss, taxes, liability, cost, obligation, claim and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES"), INCLUDING WITHOUT LIMITATION, ANY DAMAGES BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE BUYER INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY, incurred or suffered by such Buyer Indemnified Party arising out of (i) any misrepresentation or breach of warranty made by Seller pursuant to Sections 3.01 through 3.12, 3.14 through
3.17 and 3.19 through 3.23 of this Agreement; provided that claims under this clause (i) must be made in writing prior to the first anniversary of the Closing Date; (ii) the failure by Seller to perform any covenant or agreement in this Agreement; (iii) the operation or ownership of the Crawar

Gathering System identified on Schedule 1.01(1) hereto by Union Pacific Highlands Gathering and Processing Company; or (iv) the Company's crude oil, crude oil pipeline, refining and storage businesses prior to the Closing Date and any businesses of Northern Canadian Resources, Inc. or Norcen Marketing, Inc. not included in the Business. Notwithstanding the foregoing, Seller shall not be liable under this Article 12 for any Damages caused by or resulting from
(A) any breach of any representation or warranty if Buyer had actual knowledge on or before the Closing Date of such breach and failed to disclose to Seller in writing of the existence of and Buyer's good faith estimate of reasonably anticipated Damages relating to such breach, or (B) any misrepresentation or breach of warranty made by Seller or the failure by Seller to perform any covenant or agreement in this Agreement if Buyer has waived the same in writing pursuant to the proviso contained in Section 10.03(vii) of this Agreement. Any qualifications to Seller's knowledge in respect of the Non-Operated Assets set forth in the representations and warranties of Seller in Sections 3.06, 3.08 and
3.16 shall be disregarded for purposes of determining whether Seller has an indemnification obligation to Buyer arising under this Article 12.

         (b) Except as otherwise provided in Section 12.03, Buyer hereby assumes and indemnifies Seller (and its Affiliates) and their respective officers, directors, employees, stockholders, successors and affiliates (each a "SELLER INDEMNIFIED PARTY") against and agrees to hold each Seller Indemnified Party harmless from any and all Damages, INCLUDING WITHOUT LIMITATION, ANY DAMAGES BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY, incurred or suffered by such Seller Indemnified Party relating to, resulting from, or arising out of (i) any misrepresentation or breach of warranty made by Buyer pursuant to Sections 4.01 through 4.10 of this Agreement; provided that claims under this clause (i) must be made in writing prior to the first anniversary of the Closing Date, (ii) the failure by Buyer to perform any covenant or agreement in this Agreement, (iii) the Assumed Liabilities, or (iv) except to the extent that Seller is obligated to indemnify any Buyer Indemnified Party under Section 12.02(a), the Assets, liabilities, business or operations of the Company and the Subsidiaries (other than the Retained Litigation) and the Purchased Assets, whether arising before or after the Closing.

         (c) The indemnification rights and obligations provided in this Section
12.02 shall not cover claims relating to Taxes or breaches of the representations and warranties contained in Section 3.13, all of which shall be exclusively covered by Article 11.

         SECTION 12.03. PROCEDURES; LIMITATIONS. (a) The party seeking indemnification under Section 12.02 or Section 9.02(e) (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under
Section 12.02 or

Section 9.02(e) for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

         (b) Except with respect to any breach of Seller's covenants contained in Section 5.03 or Seller's indemnification obligations set forth in clauses
(iii) and (iv) of Section 12.02(a), which shall not be subject to such limitations, no party shall seek indemnification under Section 12.02 unless (i) the Damages in respect of each individual claim for which indemnification is sought exceeds $75,000, and (ii) the aggregate Damages for all claims for which indemnification is sought exceeds $5,000,000, and then only with respect to aggregate Damages in excess of $5,000,000.

         (c) Notwithstanding anything contained to the contrary in any other provision of this Agreement, Seller and Buyer agree that, except for the liquidated damages specifically provided for in Section 13.02(b), the recovery (either directly or indirectly) by any Indemnified Party of any damages suffered or incurred by it as a result of any breach by Buyer or Seller, as the case may be, of its representations, warranties, covenants or agreements under this Agreement shall be limited to the actual damages suffered or incurred by the Indemnified Party as a result of the breach by the breaching party of its representations, warranties, covenants or agreements hereunder and in no event shall the breaching party be liable to any Indemnified Party for any indirect, consequential, exemplary or punitive damages suffered or incurred by the Indemnified Party as a result of the breach by the breaching party of its representations, warranties, covenants or agreements hereunder.

         SECTION 12.04. EXCLUSIVE REMEDY. Except as specifically set forth in this Agreement, Buyer and Seller hereby waive any rights or claims they may have against the other parties hereto, whether in law or in equity, relating in any way to the Company, the Subsidiaries, the Purchased Assets or to the transactions contemplated by this Agreement. The rights and claims waived by Buyer and Seller under this Section 12.04 include, but are not limited to, claims for breach of contract, breach of warranty, contribution and negligent misrepresentation.


                                   ARTICLE 13

                                   TERMINATION

         SECTION 13.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (i) by mutual written agreement of Seller and Buyer;

                  (ii) by either Seller or Buyer if the Closing shall not have been consummated on or before the day that is 180 days after the date hereof, unless the reason that the Closing has not occurred shall be
         (A) the failure of the party seeking to terminate this


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         Agreement to fulfill its obligations hereunder or (B) the failure of any condition to the terminating party's obligations to consummate the Closing to be satisfied as a result of such party's failure to fulfill its obligations hereunder; or

                  (iii) by Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

         The party desiring to terminate this Agreement shall give notice of such termination to the other party.

         SECTION 13.02. EFFECT OF TERMINATION. (a) Except as provided in paragraph (b) of this Section 12.02, termination shall be without liability of any party (or any stockholder, director, officer, employee, partner, affiliate, agent, consultant or representative of such party) to any other party to this Agreement. The provisions of Sections 7.01, 7.04, 8.01 and 14.03 shall survive any termination hereof pursuant to Section 13.01.

         (b) If this Agreement is terminated by Buyer based on (i) a failure of Seller to deliver the certificate required by Section 10.02(i) without exception (or based on the failure of Seller to perform the obligations for which such certificate serves as confirmation), when all conditions under Sections 10.01 and 10.03 have been satisfied, (ii) the failure of Seller to consummate the transactions contemplated by this Agreement on the Closing Date when all conditions under Sections 10.01 and 10.03 have been satisfied, or (iii) the willful breach by Seller in contravention of the commitments and obligations of Seller under this Agreement, or by Seller based on (x) a failure of Buyer to deliver the certificate required by Section 10.3(i) without exception (or based on the failure of Buyer to perform the obligations for which such certificates serve as confirmation), when all conditions under Sections 10.01 and 10.02 have been satisfied, (y) the failure to consummate the transactions contemplated by this Agreement on the Closing Date when all conditions under Sections 10.01 and
10.02 have been satisfied, or (z) the willful breach by Buyer in contravention of the commitments and obligations of Buyer under this Agreement, then the terminating party shall be entitled to receive from the other party an amount equal to $100 million as liquidated damages. Such liquidated damages shall be payable in cash by wire transfer or delivery of other immediately available funds within three days of the occurrence of the event giving rise to such party's obligation to pay such liquidated damages. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the transactions contemplated hereby, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages and, except in the case of fraud, shall constitute full satisfaction of all claims by either of the parties hereto against the other in the event of such termination.


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

                                   ARTICLE 14

                                  MISCELLANEOUS

         SECTION 14.01. NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

         if to Buyer, to:

                 Duke Energy Field Services, Inc.
                 370 17th Street, Ninth Floor
                 Denver, Colorado 80202
                 Attn:  Michael J. Bradley, Executive Vice President
                 Telecopy: 303-893-2613

         with a copy to:

                 Duke Energy Field Services, Inc.
                 370 17th Street, Ninth Floor
                 Denver, Colorado 80202
                 Attn:  William Mathews, Vice President and General Counsel
                 Telecopy: 303-893-8902

         if to Seller, to:

                 Union Pacific Resources Company
                 777 Main Street
                 Fort Worth, Texas 76102
                 Attn: V. Richard Eales, Executive Vice President
                 Telecopy: 817-810-9032

         and

                 Union Pacific Resources Company
                 777 Main Street
                 Fort Worth, Texas 76102
                 Attn: Joseph A. LaSala, Jr., Vice President and General Counsel
                 Telecopy: 817-321-7026


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

         with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178-0060
                  Attn:  Howard L. Shecter, Esq.
                  Telecopy:  212-309-7044

         SECTION 14.02. AMENDMENTS; NO WAIVERS. (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure to delay by either party in exercising any right, power or privilege hereunder shall operate as a wavier thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 14.03. EXPENSES. All costs and expenses incurred in connection with the execution, delivery and performance of this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 14.04. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

         SECTION 14.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. Notwithstanding the foregoing, the Merger shall be effected pursuant to the DGCL.

         SECTION 14.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         SECTION 14.07. ENTIRE AGREEMENT. This Agreement, the Letter Agreement and that certain Agreement among the parties hereto, dated as of the date hereof, constitute the entire


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

agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 14.08. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 14.09. JURISDICTION; WAIVER OF JURY TRIAL. (a) SELLER AND BUYER HEREBY AGREE THAT ANY CLAIM, ACTION OR PROCEEDING BY ANY PARTY SEEKING ANY RELIEF WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY IN STATE OR FEDERAL COURT SITTING IN TARRANT COUNTY, TEXAS. IF SUCH TEXAS COURTS ARE UNAVAILABLE, PROCEEDINGS MUST BE BROUGHT IN EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK.

         (b) SELLER AND BUYER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 14.10. NO THIRD PARTY BENEFICIARIES. The rights and obligations under this Agreement are intended to benefit only the parties hereto and their respective successors and permitted assigns and no third party shall be a beneficiary hereof or have any rights hereunder, except for Buyer Indemnified Parties and Seller Indemnified Parties.




                           [intentionally left blank]


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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                UNION PACIFIC RESOURCES COMPANY



                                By: /s/ V. RICHARD EALES
                                   ---------------------------------------------
                                     Name:   V. Richard Eales
                                     Title:  Executive Vice President



                                UNION PACIFIC FUELS, INC.



                                By: /s/ V. RICHARD EALES
                                   ---------------------------------------------
                                     Name:   V. Richard Eales
                                     Title:  Executive Vice President




                                DUKE ENERGY FIELD SERVICES, INC.


                                By: /s/ J. W. MOGG
                                   ---------------------------------------------
                                     Name:   J.W. Mogg
                                     Title:  President



                                DEFS MERGER SUB CORP.


                                By: /s/ J. W. MOGG
                                   ---------------------------------------------
                                     Name:   J.W. Mogg
                                     Title:  President



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